Exhibit 10.1

CREDIT AGREEMENT

dated as of November 21, 2018,

among

SNOW TIME ACQUISITION, INC.

as Borrower,

SNOW TIME, INC.

as Subsidiary Guarantor,

THE OTHER SUBSIDIARY GUARANTORS PARTY HERETO

and

CAP 1 LLC

as Lender

SectionPage

ARTICLE I

DEFINITIONS

SECTION 1.01Defined Terms.1

SECTION 1.02Terms Generally.16

SECTION 1.03Accounting Terms; GAAP.16

SECTION 1.04Resolution of Drafting Ambiguities.16

ARTICLE II

THE CREDITS

SECTION 2.01Loan.17

SECTION 2.02Borrowing Procedure.17

SECTION 2.03Evidence of Debt; Repayment of Loan.17

SECTION 2.04Interest on Loan.18

SECTION 2.05Termination of Commitment.18

SECTION 2.06Optional and Mandatory Prepayments of Loan.18

SECTION 2.07Taxes.19

SECTION 2.08Extension20

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01Organization; Powers.20

SECTION 3.02Authorization; Enforceability.20

SECTION 3.03No Conflicts.20

SECTION 3.04Financial Statements; Projections.21

SECTION 3.05Properties.21

SECTION 3.06Equity Interests and Subsidiaries.21

SECTION 3.07Litigation; Compliance with Laws.21

SECTION 3.08Agreements.22

SECTION 3.09Investment Company Act.22

SECTION 3.10Use of Proceeds.22

2

SECTION 3.11Taxes.22

SECTION 3.12No Material Misstatements.22

SECTION 3.13Solvency.23

SECTION 3.14Employee Benefit Plans.23

SECTION 3.15Insurance.23

SECTION 3.16Security Documents.23

ARTICLE IV

CONDITIONS TO CLOSING AND FUNDING OF THE LOAN

SECTION 4.01Conditions to Closing and Funding of the Loan.25

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01Financial Statements, Reports, etc.30

SECTION 5.02Litigation and Other Notices.31

SECTION 5.03Existence; Businesses and Properties.32

SECTION 5.04Insurance.32

SECTION 5.05Obligations and Taxes.32

SECTION 5.06Maintaining Records; Access to Properties and Inspections.33

SECTION 5.07Use of Proceeds.33

SECTION 5.08Accounts33

SECTION 5.09Separateness..33

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01Indebtedness.33

SECTION 6.02Liens.34

SECTION 6.03Investment, Loan, Advances and Acquisition.34

SECTION 6.04Mergers and Consolidations.35

SECTION 6.05Asset Sales.35

SECTION 6.06Dividends.35

SECTION 6.07Transactions with Affiliates.35

SECTION 6.08Negative Negative Pledge36

SECTION 6.09Modifications of Organizational Documents36

SECTION 6.10Limitation on Creation of Subsidiaries.36

SECTION 6.11Accounts.36

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01Events of Default.37

SECTION 7.02Application of Proceeds.39

ARTICLE VIII

GUARANTY

SECTION 8.01The Guaranty of the Obligations.40

SECTION 8.02Guaranty Unconditional.40

SECTION 8.03Discharge Only Upon Payment In Full.41

SECTION 8.04Additional Waivers; General Waivers.42

SECTION 8.05Stay of Acceleration.43

SECTION 8.06Reinstatement.43

SECTION 8.07Subrogation..43

SECTION 8.08Subordination of Intercompany Indebtedness.44

ARTICLE IX

MISCELLANEOUS

SECTION 9.01Notices.44

SECTION 9.02Waivers; Amendment.45

SECTION 9.03Expenses; Indemnity; Damage Waiver.46

SECTION 9.04Successors and Assigns.47

SECTION 9.05Survival of Agreement.47

SECTION 9.06Counterparts; Integration; Effectiveness.47

SECTION 9.07Severability.48

SECTION 9.08Right of Setoff.48

SECTION 9.09Governing Law; Jurisdiction; Consent to Service of Process.48

SECTION 9.10Waiver of Jury Trial.49

SECTION 9.11Headings.49

SECTION 9.12Treatment of Certain Information; Confidentiality.49

SECTION 9.13Interest Rate Limitation.50

SECTION 9.14Obligations Absolute.50

SCHEDULES

Schedule 3.15  Insurance
Schedule 4.01(h)(iii)Title Insurance Amount
Schedule 4.01(o)Existing Indebtedness to be Paid Off
Schedule 5.09  Separateness Covenants

EXHIBITS

Exhibit AForm of Borrowing Request
Exhibit BForm of Mortgage
Exhibit CForm of Note
Exhibit DForm of Security Agreement
Exhibit EForm of Leasehold Mortgage

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of November 21, 2018, among SNOW TIME ACQUISITION, INC., a Missouri corporation  (the “Borrower”), Snow Time, Inc., a Delaware corporation (“Snow Time”) and the other subsidiaries of the Borrower party hereto (Snow Time and each other subsidiary, a “Subsidiary Guarantor”) and CAP 1 LLC, a Delaware limited liability company (the “Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested the Lender to extend credit in the form of a Loan to be made on the Closing Date, in an aggregate principal amount at any time outstanding not in excess of fifty million dollars ($50,000,000).

WHEREAS, the proceeds of the Loan are to be used in accordance with Section 5.07.

NOW, THEREFORE, the Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

 “Acquired Companies” shall mean Snow Time, Roundtop, Ski Liberty and Whitetail.

“Additional Warrant” means a warrant to purchase 666,667 shares of common stock of the Parent exercisable immediately at an exercise price of $7.50 per share and expiring ten years from its issuance substantially in the form of the Closing Date Warrant.

“Acquisition Transactions” shall mean the acquisition by the Borrower of all of the outstanding capital stock of the Acquired Companies pursuant to the Stock Purchase Agreement.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by any  Loan Party.

“Assignment Agreement” shall mean the Assignment of Stock Purchase Agreement, dated as of November 6, 2018, between the Parent and the Borrower.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or governors of such person or if there is none, the board of directors of the managing member of such person, (iii) in the case of any partnership, the board of directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit A, or such other form as shall be approved by the Lender.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Cap 1 Concentration Account” shall mean the deposit account of the Borrower maintained at Royal Banks of Missouri with account number XXXXXX, together with any subaccounts or re-numbered or replacement accounts.

“Capex Reserve Account” shall mean the deposit account of the Borrower maintained at Royal Banks of Missouri with account number XXXXXX together with any subaccounts or re-numbered or replacement accounts.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, the Mortgaged Property.  “Casualty Event” shall include but not be limited to any taking of all or any part of the Mortgaged Property or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirements of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of the Mortgaged Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

A “Change in Control” shall be deemed to have occurred if:

(a)Parent at any time ceases to own one hundred percent (100%) of the Equity Interests of the Borrower; or

(b)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Lender or any of its Affiliates, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Parent representing more than fifty percent (50%) of the voting power of the total outstanding Voting Stock of Parent.

“Charges” shall have the meaning assigned to such term in Section 9.13.

“Closing Date” shall mean the date on which all conditions precedent set forth in Article IV hereof have been satisfied or waived.

“Closing Date Warrant” means the warrant to purchase 1,750,000 shares of common stock of the Parent exercisable immediately at an exercise price of $10.00 per share and expiring ten years from its issuance  issued by the Parent in favor of the Lender on the Closing Date in consideration of the services provided by the Lender in arranging and structuring the Loan to be made hereunder.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Commitment” shall mean the Lender’s commitment to make a Loan hereunder up to fifty million dollars ($50,000,000).

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means the deposit account control agreement, dated the Closing Date, among the Borrower, Royal Banks of Missouri, as depositary bank and the Lender, with respect to the Cap 1 Concentration Account, the Capex Reserve Account and the Interest Reserve Account and any other deposit accounts maintained by the Borrower with the Royal Banks of Missouri.

“Debt Incurrence” shall mean the incurrence by any Loan Party after the Closing Date of any Indebtedness other than any Permitted Indebtedness incurred by any Subsidiary Guarantor.

“Debtor Relief Laws” shall mean Title 11 of the United States Code, as now and hereafter in effect, or any successor statute, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect

 “Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property or cash to the holders of its or any of its parent companies’ Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person or any of its parent companies with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person or any of its parent companies outstanding (or any options or warrants issued by such person or any of its parent companies with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement executed by Borrower as of the Closing Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Environmental Laws” means any and all present and future federal, state and local laws, statutes, ordinances, orders, rules, regulations and the like, as well as common law, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to (i) the pollution, protection or cleanup of the environment, (ii) the impact of Hazardous Substances on property, health or safety, (iii) the use or release of Hazardous Substances, (iv) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare (each solely to the extent related to the Use or Release of Hazardous Substances) or (v) the liability for or costs of other actual or threatened danger to health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Con

trol Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal state and local laws, statutes ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property, or requiring notification or disclosure of Releases of Hazardous Substances or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.

“Environmental Reports” means “Phase I Environmental Site Assessments” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-13 (and, if necessary, “Phase II Environmental Site Assessments”), prepared by an independent environmental auditor approved by Lender and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code  with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Taxes” shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, taxes imposed on or measured by its overall net income or profits and franchise taxes imposed on it (in lieu of net income taxes), however denominated, by a jurisdiction as a result of the recipient being organized or having its principal office in such jurisdiction.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 8.01.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any present or future Environmental Laws or the presence of which on, in or under the Real Property is prohibited or requires monitoring, investigation or remediation under Environmental Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), pesticides and radioactive materials, flammables and explosives and compounds containing them, but excluding those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Real Property that are used at the Real Property in compliance with all Environmental Laws in all material respects and in a manner that does not result in contamination of the Property or in a Material Adverse Effect.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Improvements” shall mean the improvements to the Resorts on the Mortgaged Properties.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person to the extent of the value of such property if the rights and remedies of seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such person); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.03(b).

“Insurance Requirements” means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then current standards applicable to or affecting the Real Property or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over the Real Property, or any other body exercising similar functions.

“Intercompany Indebtedness” shall mean any Indebtedness of the Borrower owed to any Subsidiary Guarantor and any Indebtedness of any Subsidiary Guarantor owed to the Borrower or any other Subsidiary Guarantor.

“Intrecreditor Agreement” means that Intercreditor Agreement, dated as of the date hereof, among the Lender, Royal Banks of Missouri, EPT Ski Properties, Inc., EPT Mount Snow, the Parent and certain subsidiaries of the Parent party thereto, including the Loan Parties.

“Interest Payment Date” shall mean the last Business Day of each March, June, September and December to occur during any period in which Loan is outstanding.

“Interest Reserve Account” shall mean the deposit account of the Borrower maintained at Royal Banks of Missouri with account number XXXXXX,  together with any subaccounts or re-numbered or replacement accounts.

“Interest Reserve Account Required Balance” means one million seven hundred thirty-seven thousand and five hundred dollars ($1,737,500).

“Investments” shall have the meaning assigned to such term in Section 6.03.

“Leasehold Mortgage” shall mean any Mortgage creating and evidencing a first priority Lien on a leasehold estate held by any Loan Party or any Affiliate of any Loan Party pursuant to any Lease, which Leasehold Mortgage shall be substantially in the form of Exhibit E.

 “Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of the Mortgaged Property.

“Lender” shall have the meaning assigned to such term in the preamble hereto.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or im posed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Notes (if any), and the Security Documents.

“Loan Party” or “Loan Parties” shall mean the Borrower and each Subsidiary Guarantor.

“Loan” shall have the meaning assigned to such term in Section 2.01.

“Local Account Control Agreement” means with respect to each deposit account of a Subsidiary Guarantor, a control agreement, in form and substance satisfactory to the Lender, executed and delivered by the relevant Subsidiary Guarantor, the Lender and the relevant financial institution with which such deposit account is maintained.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, properties, operations, condition, financial or otherwise, prospects or material agreements of any Loan Party or the Parent and its Subsidiaries taken as a whole; (b) material impairment of the ability of any Loan Party to fully and timely perform any of its obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lender under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Lender on the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean (i) Indebtedness of Parent and its Subsidiaries incurred under the Credit Facility, Loan and Security Agreement dated as of December 22, 2015, by and between Parent, Hidden Valley Golf and Ski Inc., Paoli Peaks, Inc., Snow Creek, Inc., LBO Holding, Inc., and SNH Development, Inc., as borrowers, and Royal Banks of Missouri, as lender; (ii) Indebtedness of Parent and its Subsidiaries incurred under the Master Credit and Security Agreement dated as of December 1, 2014, among Parent, Mount Snow, Ltd., Sycamore Lake, Inc., Brandywine Ski Resort, Inc., Boston Mills Ski Resort, Inc., Deltrecs, Inc., and JFBB Ski Areas, Inc., as borrowers, and EPT Ski Properties, Inc. & EPT Mount Snow, Inc., as lenders; (iii) Indebtedness of Parent and its Subsidiaries incurred under Master Credit and Security Agreement dated as of January 6, 2016, among Parent, Hunter Acquisition, Inc., Hunter Mountain Ski Bowl Inc., Hunter Mountain Festivals, Ltd., Hunter Mountain Rentals Ltd., Hunter Resort Vacations, Inc., Hunter Mountain Base Lodge, Inc. and Frosty Land, Inc., as borrowers and EPT Ski Properties, Inc., as lender, (iv) the EB-5 Development Notes (as defined in the Parent’s Form 10-K for the fiscal year ended April 30, 2018), and (v) other Indebtedness of Parent and its Subsidiaries in an aggregate outstanding principal amount exceeding $12,500,000.  For the purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of Parent and its Subsidiaries at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent and its Subsidiaries would be required to pay if the related Hedging Agreement were terminated at such time.

“Maturity Date” shall mean the earliest to occur of (a) the Scheduled Maturity Date; provided that the Scheduled Maturity Date may be extended pursuant to Section 2.08, (b) the date of termination of the Commitment and repayment of the Loan in full, and (c) the date on which the Commitment is terminated and the Loan becomes due in accordance with Section 7.01, and in each case, if such date is not a Business Day, the first Business Day thereafter.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.13.

“Mortgage” shall mean a mortgage, leasehold mortgage, leasehold deed of trust, deed of trust or similar instrument granting Lender a first priority Lien on (ii) fee owned real property owned by any Loan Party or an Affiliate of any Loan Party or (ii) leased real property leased by an Loan Party or an Affiliate of any Loan Party.  Any fee mortgage shall be substantially in the form of Exhibit B; any Leasehold Mortgage (defined below) shall be substantially in the form of Exhibit E.

“Mortgaged Property” shall have the meaning assigned to such term in each Mortgage, as applicable.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which the Borrower or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which the Borrower could incur liability.

“Net Cash Proceeds” means, in the case of a Debt Incurrence, the aggregate amount of all cash received by the Parent or any Loan Party in respect of such Debt Incurrence, net of reasonable expenses incurred by the Parent and its Subsidiaries in connection therewith.

“Notes” shall mean any notes evidencing the Loan issued pursuant to this Agreement, if any, substantially in the form of Exhibit C.

“Obligations” shall mean (a) obligations of a Loan Party from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding commenced under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding commenced under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), of a Loan Party under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of a Loan Party under or pursuant to this Agreement and the other Loan Documents.

“Operating and Maintenance Expenses” means, for any period, the sum, computed without duplication, of the following: (a) expenses for operating each Resort and maintaining it in good repair and operating condition payable during such period, including fees and costs payable under material contracts, costs to procure consumables, spare parts, equipment, materials, utilities, repair and maintenance services and capital expenditures and general and administrative expenses of each Loan Party; plus (b) insurance costs under the insurance maintained by the Loan Parties in the ordinary course of business and identified on Schedule 3.15  and in each case payable during such period (including any applicable interest charges, if any); plus (c) applicable sales, excise, state commercial activity and franchise Taxes (if any) payable or reimbursable by any Loan Party during such period; plus (d) property Taxes (real and personal) and payments in lieu of property Taxes payable by each Loan Party during such period; plus (e) any other Taxes (if any) payable by each Loan Party during such period; plus (f) costs and fees attendant to the obtaining and maintaining in effect any Governmental Approvals  payable during such period; plus (g) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period; plus (i) expenses to keep the Collateral free and clear of all Liens; plus (k) all other cash expenses payable by each Loan Party in the ordinary course of business.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto).

“Parent” shall mean Peak Resorts, Inc., a Missouri corporation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Indebtedness” shall mean, collectively:

(a)Indebtedness incurred under this Agreement and the other Loan Documents;

(b)Indebtedness for the deferred purchase price of property or services, including trade accounts payable or purchase-money obligations, or capital lease obligations, in either case, incurred in the ordinary course of business and incurred in connection with the ownership and operation of the Resorts; provided that (i) Indebtedness for the deferred purchase price of property or services is (A) not more than 90 days past due or (B) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in form and substance reasonably acceptable to the Lender, and (ii) such Indebtedness does not at any time exceed $5,000,000 in the aggregate;

(c)trade or other similar indebtedness incurred in the ordinary course of business (but not for borrowed money) and (i) not more than 90 days past due, or (ii) being contested in good faith and by appropriate proceedings and in respect of which adequate reserves are in place in form and substance reasonably acceptable to the Lender;

(d)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;  and

(e)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by the Borrower or its ERISA Affiliate or with respect to which the Borrower could incur liability (including under Section 4069 of ERISA).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed one hundred percent (100%) of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Reconciling Financial Statements” means with respect to any consolidated financial statements of Parent delivered pursuant to Section 5.01(a) and (b), a reconciliation of the Borrower’s financial results to the equity method of accounting reflected in such financial statements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), and “Released” has the meaning correlative thereto.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Reserve Accounts Agreement” shall mean the Reserve Accounts Agreement, dated as of the date hereof, between the Borrower and the Lender.

“Resorts” shall mean the mountain resorts owned by the Subsidiary Guarantors and known as Roundtop Mountain Resort, Liberty Mountain Resort and Whitetail Resort.

“Roundtop” means Ski Roundtop Operating Corp., a Pennsylvania corporation.

“Sale and Leaseback Transaction” shall mean any arrangement, whether entered into directly or indirectly, whereby a person sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Scheduled Maturity Date” means November 30, 2020.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated as of August 22, 2016, by and between the Parent and the Lender.

“Security Agreement” shall mean the Pledge and Security Agreement substantially in the form of Exhibit D between the Loan Parties and the Lender.

 “Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement.

“Security Documents” shall mean the Security Agreement, Mortgages, the Leasehold Mortgages, the Reserve Accounts Agreement, the Control Agreement, each Local Account Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, the Mortgage or any other such se curity document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Mortgages and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or Lien on any property as collateral for the Obligations.

“Ski Liberty” means Ski Liberty Operating Corp., a Pennsylvania corporation.

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated as of September 20, 2018, among Scott Romberger, Bradley Leber, and Robert Black, trustees of the Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Leah R. Naylor, Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O S. Chester Naylor, II, and Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Sarah R. Naylor, as Sellers of all of the outstanding capital stock of Subsidiary Guarantor, and the Borrower (as assignee of the Parent pursuant to the Assignment Agreement), as buyer.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary Guarantor” shall mean each Acquired Company in its capacity as a guarantor hereunder.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Conditions” shall have the meaning assigned to section term in Section 8.03.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Lender.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(h)(iii).

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Whitetail” means Whitetail Mountain Operating Corp., a Pennsylvania corporation.

Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

The word “will” shall be construed to have the same meaning and effect as the word “shall.”

Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the other Loan Documents), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in ac cordance with GAAP, as in effect on the date hereof unless otherwise agreed to by the Borrower and the Lender.

Resolution of Drafting Ambiguities.

The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II THE CREDITS

Loan.

(a)Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Lender shall make a term loan (the “Loan”) to the Borrower in an aggregate principal amount of up to fifty million Dollars ($50,000,000).  Amounts repaid or prepaid in respect of the Loan may not be reborrowed

(b)The Loan shall be in an aggregate principal amount that is an integral multiple of one hundred thousand dollars ($100,000) and not less than one million dollars ($1,000,000).

Borrowing Procedure.

(a)To request the Loan, the Borrower shall deliver, by hand delivery, e-mail through a “pdf” copy or telecopier, a duly completed and executed Borrowing Request to the Lender not later than 11:00 a.m., New York City time, on the Closing Date.  The Borrowing Request shall specify the following information:

the aggregate amount of the proposed Loan;

the loan disbursement instructions; and

that the conditions set forth in Section 4.01 have been satisfied as of the date of the notice.

The Borrower hereby authorizes the Lender to disburse the proceeds of the Loan as specified in the Borrowing Request by wire transfer of immediately available funds in accordance with the wire transaction instructions included in the Borrowing Request.  The Borrower acknowledges and agrees that the Lender may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower.  The Lender is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower.

Evidence of Debt; Repayment of Loan.

Promise to Repay.  The Borrower hereby unconditionally promises to pay to the Lender the aggregate unpaid principal amount of the Loan, together with all accrued and unpaid interest and all other amounts payable under this Agreement on the Maturity Date.

Promissory Note.  The Loan may be evidenced by a promissory note.  If requested by the Lender, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender in the form of Exhibit C.  Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Interest on Loan.

Interest.  Subject to the provisions of Section 2.04(b), the Loan shall bear interest from the date made at a rate per annum equal to 6.95%.

Default Rate.  Notwithstanding the foregoing, if there is an Event of Default or if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Lender may elect, by written notice delivered to the Borrower, that the Obligations, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to Loan as provided in Section 2.04(a).

Interest Payment Dates.  Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to Section 2.04(b) shall be payable on demand and, (ii) in the event of any repayment or prepayment of any principal amount of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

Interest Calculation.  All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Termination of Commitment.

The Commitment shall automatically terminate upon the funding of the Loan on the Closing Date.

Optional and Mandatory Prepayments of Loan.

Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay the Loan, in whole or in part, subject to the requirements of this Section 2.06;  provided that each partial prepayment shall be in an amount that is an integral multiple of one hundred thousand dollars ($100,000) or, if less than one hundred thousand dollars ($100,000), the outstanding principal amount of the Loan.

Mandatory Prepayments.  Upon any Debt Incurrence, the Borrower shall prepay the Loan in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such Debt Incurrence.

Application of Prepayments.  Any prepayments of the Loan pursuant to Section 2.06 shall be applied in accordance with Section 7.02.

Notice of Prepayment. The Borrower shall notify the Lender by written notice of any prepayment under Section 2.06(a) not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall specify the prepayment date, the principal amount to be prepaid.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.04.

Taxes.

Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased by the Borrower as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Lender, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

Indemnification by Borrower.  The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to indemnify the Lender for any amount in respect of any such penalties, interest or reasonable expenses if written demand therefor was not made by the Lender within one-hundred eighty (180) days from the date on which the Lender makes payment for such penalties, interest or expenses.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

Payments.  For purposes of this Section 2.07, if the Lender is treated as a partnership by a jurisdiction imposing an Indemnified Tax, any withholding or payment of such Indemnified Tax by the Lender in respect of any of the Lender’s partners shall be considered a withholding or payment of such Indemnified Tax by the Borrower.

Extension. The Borrower may, at its option, make a request by written notice to the Lender to extend the Scheduled Maturity Date for a period of one year.  Such request shall be made no later than 60 days prior to the Scheduled Maturity Date.  The Lender shall consent to such request if, (a) at the time of such request and on the date of such extension, no Default or Event of Default shall have occurred and be continuing, (b) at the time of such request and on the date of such extension, the representations and warranties contained in this Agreement are true and correct, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (c) the Additional Warrant shall have been issued to the Lender on or prior to the Scheduled Maturity Date.

ARTICLE III REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender that:

Organization; Powers.

It (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  There is no existing default under any Organizational Document of a Loan Party or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

Authorization; Enforceability.

The execution, delivery and performance of this Agreement by each Loan Party are within its powers and have been duly authorized by all necessary action on the part of such Loan Party.  This Agreement has been duly executed and delivered by the Loan Party and constitutes, and each other Loan Document to which such Loan Party is to be a party, when executed and delivered by the Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

No Conflicts.

The execution, delivery and performance of this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created by the Loan Documents, (b) will not violate the Organizational Documents of the Loan Party, (c) will not violate any Requirements of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon the Loan Party or any of their respective property, or give rise to a right thereunder to require any payment to be made by the Loan Party and (e) will not result in the creation or imposition of any Lien on any property of the Loan Party, except Permitted Liens.

Financial Statements; Projections.

Historical Financial Statements.  The Borrower has heretofore delivered to the Lender the balance sheets and statements of operations, stockholder’s equity and cash flow of the Acquired Companies as of and for the fiscal years ended March 31, 2016, March 31, 2017 and March 31, 2018, as delivered to the Borrower pursuant to the Stock Purchase Agreement.  Such financial statements have been prepared in accordance with GAAP and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of the Acquired Companies on a consolidated basis, as of the dates and for the periods to which they relate.

No Liabilities.  Except as may be reflected in financial statements prepared and delivered to the Lender after the date hereof, there are no liabilities of the Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents.

Properties.

The Loan Party has good title to, or valid leasehold interests in, all its property, free and clear of all Liens except for, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Loan Party, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Party as presently conducted.

Equity Interests and Subsidiaries.

All Equity Interests of the Borrower are owned directly by Parent.  Upon consummation of the Acquisition Transactions, the Borrower will own directly or indirectly all of the Equity Interests of  the Acquired Companies.

Litigation; Compliance with Laws.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Loan Party, threatened against or affecting such Loan Party or any business, property or rights of such Loan Party (i) that involve any Loan Document or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Each Loan Party is in compliance in all material respects with all Requirements of Law.

Agreements.

The Loan Party is not a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.  The Loan Party is not in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

Investment Company Act.

The Loan Party is not an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Use of Proceeds.

The Borrower will use the proceeds of the Loan solely to pay part of the consideration and transactions expenses required in connection with the Acquisition Transactions.

Taxes.

The Loan Party has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect and (c) satisfied all of its withholding tax obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.  Each Loan Party has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable.  No Loan Party is aware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

No Material Misstatements.

No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

Solvency.

As of the Closing Date and immediately following the making of the Loan and after giving effect to the application of the proceeds of the Loan, each Loan Party is Solvent.  For purposes of this representation, Solvent means:  (a)  the present fair saleable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts (including contingent, unmatured and unliquidated liabilities) as they become absolute and matured; and (b) such Loan Party will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Employee Benefit Plans.

Each Loan Party and each of its respective ERISA Affiliates, if any, is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of a Loan Party or any of its respective ERISA Affiliates or the imposition of a Lien on any of the property of such Loan Party.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than two hundred fifty thousand dollars ($250,000) the fair market value of the property of all such underfunded Plans.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of the Loan Parties or their ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

Insurance.

Schedule 3.15 sets forth a true, complete and correct description of all insurance maintained by, or which it is an insured under, each Loan Party as of the Closing Date.  All insurance maintained by each Loan Party is in full force and effect, all premiums have been duly paid, and no Loan Party has received notice of violation or cancellation thereof.  Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Security Documents.

The Security Documents are effective to create, in favor of the Lender, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made (or arrangements satisfactory to the Lender to make any necessary recordings or filings on or immediately following the Closing Date have been made) in all necessary public offices, and all other necessary and appropriate action has been taken, so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral purported to be covered thereby and that can be perfected by filing, possession or control, prior and superior to all other Liens.  The descriptions of the Collateral set forth in each Security Document are true, complete, and correct in all material respects and are adequate for the purpose of creating, attaching and perfecting the Liens in the Collateral granted or purported to be granted in favor of the Lender.

Compliance with Law.

Borrower and, to Borrower’s knowledge, the Real Property (including the use thereof) comply in all material respects with all applicable Insurance Requirements and Requirements of Law, including building and zoning ordinances and codes.  To Borrower’s knowledge, the Real Property conforms to current zoning requirements (including requirement relating to parking) and is neither an illegal nor a legal nonconforming use except as specified in the zoning report delivered to Lender in connection with the origination of the Loan.  Borrower is not in default or violation of any order, write, injunction, decree or demand of any Governmental Authority the violation of which would reasonably be expected to adversely affect the Real Property or the condition (financial or otherwise) or business of Borrower.  There has not been committed by or on behalf of Borrower or, to Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of the Property, any act or omission affording any federal Governmental Authority or any state or local Governmental Authority the right of forfeiture as against the Real Property or any portion thereof or any monies paid in performance of its obligations under any of the Loan Documents. Borrower has not purchased any portion of the Real Property with proceeds of any illegal activity.

Environmental Matters. Except as disclosed in the Environmental Reports:

To Borrower’s and Subsidiary Guarantor’s knowledge, no Hazardous Substances are located at, on, in or under the Real Property or have been handled, manufactured, generated, stored, processed, or disposed of at, on, in or under, or have been Released from, the Real Property. Without limiting the foregoing, there is not present at, on, in or under the Real Property, any PCB containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any  Hazardous Substance, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint.

To Borrower’s knowledge, there is no threat of any Release of any Hazardous Substance migrating to the Property.  The Real Property is in compliance in all material respects with all Environmental Laws applicable to the Real Property (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of the Real Property under all Environmental Laws). No Environmental Claim is pending with respect to the Property, nor, to Borrower’s knowledge, is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, the Subsidiary Guarantor or the Real Property.

No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to the Real Property and, to Borrower’s knowledge, no Governmental Authority has been taking any action to subject the Property to Liens under any Environmental Law.

There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to the Real Property that have not been made available to Lender.

Flood Zone.

None of the improvements on the Real Property are located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as a “100 year flood plain” or as having special flood hazards (including Zones A and V), or, to the extent that any portion of the Real Property is located in such an area, the Real Property is covered by flood insurance meeting the following requirements: if any material portion of the Real Property is located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, flood insurance in an amount equal to the maximum limit of coverage available under the National Flood Insurance Program or a comparable private policy acceptable to Lender in its sole and absolute discretion, plus such additional excess limits as shall be requested by Lender, with a deductible not to exceed an amount equal to the maximum available through the Flood Insurance Acts.

ARTICLE IV CONDITIONS TO CLOSING AND FUNDING OF THE LOAN

Conditions to Closing and Funding of the Loan.

The obligation of the Lender to fund the Loan requested to be made shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

Loan Documents.  All matters incident to this Agreement, the Loan to be made hereunder and the other Loan Documents, including legal matters or other matters arising from the Lender’s due diligence, shall be satisfactory to the Lender and there shall have been delivered to the Lender an executed counterpart of each of the Loan Documents.

Consummation of Certain Transactions.

(i)  The Lender shall have purchased all of the Additional Shares (as defined in the Securities Purchase Agreement)  pursuant to Section 6.04 of the Securities Purchase Agreement following the Parent’s exercise of its option pursuant to Section 6.04 of the Securities Purchase Agreement, provided, that, the Lender hereby waives its rights under Section 6.04(b)(ii) on the condition that pro-rata adjustments are made to the conversion prices of the preferred stock and warrants.

(ii)  The Acquisition Transactions shall have been consummated.

Consents and Filings.

All authorizations, approvals, consents, waivers, filings, licenses, registrations, rulings, notices, certifications, exemptions, franchises, concessions or other actions of any Person or of any Governmental Authority required for the due execution and delivery by the Loan Parties of the Loan Documents have been obtained.

All filings, registrations, recordings and other actions required to be taken as of the Closing Date (including filing UCC-1 financing statements and the Mortgages), and all filing, recordation, subscription, inscription, notarization and other similar fees and all recording, stamp and other Taxes and expenses related to such filings, registrations and recordings (including expenses and premiums of the Title Company in connection with the Title Policy) required to be paid, for the consummation of the transactions contemplated by the Loan Documents (or arrangements satisfactory to the Lender make any such filings, registrations, recordings or other actions or to make any such payment on or immediately following the Closing Date) shall have been taken and paid, respectively (to the extent that the obligation to make payment then exists), by the Loan Parties.

Assignment Agreement. There shall be delivered to the Lender a copy of the executed Assignment Agreement assigning the Stock Purchase Agreement from the Parent to the Borrower.

Accounts.  Each of the Cap 1 Concentration Account, the Capex Reserve Account and the Interest Reserve Account shall have been opened.

Closing Date Warrant.  The Closing Date Warrant shall have been executed and delivered to the Lender.

Intercreditor Agreement.  The Intercreditor Agreement shall have been duly executed and delivered by the parties thereto, and shall be in full force and effect

Other Documents.  There shall have been delivered to the Lender any other documents the Lender deems necessary to further the purposes of this Agreement.

Corporate Documents.  The Lender shall have received: a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party and with respect to the certificate of formation, certified as of a recent date by the relevant Governmental Authority, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Parent (in the case of the Borrower) and of each Subsidiary Guarantor (in the case of such Subsidiary Guarantor) authorizing the execution, delivery and performance by the Loan Parties of the Loan Documents and the borrowing of the Loan hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of each Loan Parties (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and (D) a certificate as to the good standing of such Loan Party as of a recent date, from the relevant Governmental Authority.

Officers’ Certificate.  The Lender shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01.

Opinions of Counsel.  The Lender shall have received a favorable written opinion of  Blakinger Thomas, P.C. and Sanberg, Phoenix & Von Gontard P.C., special counsel for each Loan Party, (A) dated the Closing Date, (B) addressed to the Lender and (C) covering such matters relating to the Loan Documents as the Lender shall reasonably request.  The Lender shall have received a bankruptcy non-consolidation opinion of Armstrong Teasdale with respect to the Loan Parties and the Parent, (A) dated the Closing Date, (B) addressed to the Lender.

[Intentionally Omitted].

Personal Property Requirements.  The Lender shall have received:

a Perfection Certificate (as defined in the Security Agreement) from each Loan Party;

all certificates, agreements or instruments representing or evidencing the Security Agreement Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

UCC financing statements in appropriate form for filing under the UCC such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Lender, desirable to perfect the Liens created, or purported to be created, by the Security Documents; and

certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name a Loan Party as debtor and that are filed in those state and county jurisdictions in which such Loan Party is organized or maintains its chief executive office and such other searches that the Lender deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or any other Liens acceptable to the Lender or Liens to be discharged on or prior to the Closing Date).

Real Property Requirements. The Lender shall have received:

each Mortgage in favor of the Lender duly executed and acknowledged by the applicable Loan Party or its Affiliate, and otherwise in form for recording in the recording office of each applicable political subdivision where the Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a first priority lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Lender;

such consents, approvals, amendments, supplements, estoppels, subordination agreements or other instruments as shall reasonably be deemed necessary by the Lender in order for the Loan Party to grant the Lien contemplated by the Mortgages;

a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of the Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 100% of the fair market value of Mortgaged Property and fixtures, which fair market value is set forth on Schedule 4.01(h)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Lender, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements  as shall be reasonably requested by the Lender (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Lender;

such customary affidavits of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

evidence reasonably acceptable to the Lender of payment of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the Title Policies referred to above;

copies of all Leases, if any.  Such Leases, if any, shall be subordinate to the Lien of the Mortgage to be recorded against the Mortgaged Property, either expressly by its terms or pursuant to an amendment or a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Lender; and

appraisals for the Mortgaged Property as the Lender shall have requested.

Environmental Reports certified to Lender.

Flood zone determinations for each Mortgaged Property and evidence of flood insurance, if applicable.

Environmental Indemnity in favor of the Lender duly executed and acknowledged by the applicable Loan Party or its Affiliate.

Payoffs.  The Lender shall have received evidence that the principal and interest on, and all other amounts payable in respect of, the Indebtedness indicated on Schedule 4.01(o) that is to be repaid on the Closing Date have been,  or shall be simultaneously, paid in full (or arrangements for such payment satisfactory to the Lender shall have been made), that any commitments to extend credit under the agreements or instruments related to such Indebtedness have been canceled or terminated, and all guarantees in respect of, and all Liens securing, any such Indebtedness have been released (or arrangements for such release satisfactory to the Lender shall have been made).

Notice.  The Lender shall have received a Borrowing Request as required by Section 2.02.

No Default.  Each Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to the borrowing of the Loan and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

Representations and Warranties.  Each of the representations and warranties made by each Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of the Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to restrain the Lender from making the Loan to be made by it.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of the Loan hereunder.

ARTICLE V AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Lender that so long as this Agreement shall remain in effect and until the Commitment has been terminated and the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) unless the Lender shall otherwise consent in writing, such Loan Party will:

Financial Statements, Reports, etc.

Furnish to the Lender:

Annual Reports.  As soon as available and in any event within ninety (90) days after the end of each fiscal year, a copy of the consolidated and consolidating annual audited financial statements of the Parent  as of the end of such fiscal year (which statements shall include the financial results of the Loan Parties) and related statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of RSM US LLP or other independent public accountants of recognized national standing satisfactory to the Lender (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Parent and its Subsidiaries (including the Loan Parties) on a consolidated basis, as of the dates and for the periods specified in accordance with GAAP, and the related Reconciling Financial Statements;

Quarterly Reports.  Commencing with the first complete quarterly fiscal quarter of the Borrower following the Closing Date,(i)  the consolidated balance sheet of the Loan

Parties as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year and notes thereto, all prepared in accordance with GAAP, and the related Reconciling Financial Statements and (ii) a written update regarding any discussions by any of the Loan Parties with lenders or other financial institutions related to the refinancing of the Loan;

Monthly Reports.  As soon as available and in any event no later than 30 days after the end of of each calendar month, commencing with December 2018, profit and loss statements for each Loan Party (and their respective properties)  and consolidated profit and loss statements for the Parent, each Loan Party and all of their Subsidiaries, as at the end of such month, which shall be in a form reasonably approved by the Lender;

Annual Budget and Projections.  As soon as available and in any event no later than 10 days before the commencement of each calendar year, commencing with 2019, (i) monthly forecasts of all expected cash revenues (without duplication) to be received by the Loan Parties and expenditures to be made by the Loan Parties for each calendar month of such calendar year (including Operating and Maintenance Expenses and debt service expenses, and a major maintenance forecast), based upon assumptions and methodology agreed upon by the Loan Parties and the Lender on the Closing Date, and (ii) projected monthly consolidated balance sheets, income statements and cash flow statements for the Parent and its Subsidiaries for such calendar year;

Certificate of CFO.  Concurrently with the delivery of the financial statements under paragraphs (a), (b) and (c) above, a certificate from the chief financial officer of the Parent that those financial statements fairly present the financial condition and results of operations of the entities covered in such statements, subject in the case of interim financial statements, to normal year-end adjustments;

Organizational Documents.  Promptly provide copies of any Organizational Documents of a Loan Party that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by a Loan Party under any of its Organizational Document within fifteen (15) days after such Loan Party gives or receives such notice;

Survey.  No later than thirty (30) days after the Closing Date,  an ExpressMap prepared by First American Title for each Mortgaged Property in form and substance acceptable to the Lender; and

Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Loan Parties, or compliance with the terms of any Loan Document, as the Lender may reasonably request.

Litigation and Other Notices.

Furnish to the Lender written notice of the following promptly (and, in any event, within five (5) Business Days of the occurrence thereof):

any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

the filing or commencement of, or any threat or notice of intention of any person to assert a claim against a Loan Party or to file or commence, any action, suit, litigation claim or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against a Loan Party that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

the occurrence of a Casualty Event; and

(i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral.

Existence; Businesses and Properties.

Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect each Loan Party’s legal existence.

Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect any rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases, and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

Insurance.

Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations in such amounts and with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

Obligations and Taxes.

Payment of Obligations.  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and Borrower shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

Filing of Returns.  Timely and correctly file all material Tax Returns required to be filed by it.  Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

Maintaining Records; Access to Properties and Inspections.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  The Borrower will permit any representatives designated by the Lender to visit and inspect the financial records and the property of the Loan Parties at reasonable times and upon prior reasonable notice and to make extracts from and copies of such financial records, and permit any representatives designated by the Lender to discuss the affairs, finances, accounts and condition of the Loan Parties with the officers and employees thereof and advisors therefor (including independent accountants); provided that the Lender shall not exercise such right to visit and inspect the financial records and the property of a Loan Party more than two (2) times during any calendar year other than during the continuation of an Event of Default.

Use of Proceeds.

Use the proceeds of the Loan only for the purposes set forth in Section 3.10.

Accounts.

On the last Business Day of the first calendar quarter of each year (commencing with 2019), shall deposit or cause to be deposited into the Capex Reserve Account an amount equal to 3.0% of gross revenues of the Loan Parties for the year most recently ended.

On the last Business Day of the first calendar quarter of each year (commencing with 2019), shall deposit or cause to be deposited into the Interest Reserve Account an amount equal to the Interest Reserve Account Required Balance.

Separateness.  Each Loan Party shall comply in all respects with the separateness covenants set forth in Schedule 5.09.

Fees.  The Borrower shall pay to or as directed by the Lender all fees and all other amounts due and payable, including, to the extent invoiced, all out-of-pocket expenses including the legal fees and expenses of Norton Rose Fulbright US LLP, special counsel to the Lender, and the fees and expenses of any local counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document no later than 30 days after the Closing Date.

ARTICLE VI NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Lender that, so long as this Agreement shall remain in effect and until the Commitment has been terminated and the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations for which no claim has been made), unless the Lender shall otherwise consent in writing, such Loan Party will not:

Indebtedness.

Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness other than (a) in the case of the Borrower, Indebtedness incurred under this Agreement and the other Loan Documents and (b) in the case of the Subsidiary Guarantors, Permitted Indebtedness.

Liens.

Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

Liens (other than any Lien imposed by ERISA) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, provided that such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and, in connection with such proceedings, orders have been entered that have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements;

Liens granted pursuant to the Security Documents to secure the Obligations; and

(i)Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower.

Investment, Loan, Advances and Acquisition.

Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any other person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase or acquire (in one transaction or a series of transactions) any assets (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

each Loan Party may invest in, acquire and hold cash and Cash Equivalents;

Investments made by a Loan Party as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.05; and

purchases and other acquisitions of materials, equipment and tangible property in the ordinary course of business.

Mergers and Consolidations.

Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time).

Asset Sales.

Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

dispositions of used, worn out, obsolete or surplus property by any Loan Party in the ordinary course of business; and

Investments in compliance with Section 6.03.

Dividends.

Authorize, declare or pay, directly or indirectly, any Dividends except:

(a)Dividends by any Subsidiary Guarantor to the Borrower;

(b)Dividends by the Borrower with respect to its Equity Interests payable solely in additional Equity Interests; and

(c)Distributions from the Borrower to the Parent by transfers of cash from the Cap 1 Concentration Account to the Disbursement Account (as defined in the Intercreditor Agreement); provided, that, (i) no Default or Event of Default has occurred and is continuing immediately prior or shall result from giving effect to such transfer and (ii) such transfer is permitted under the Intrecreditor Agreement.

Transactions with Affiliates.

Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Parent or its Subsidiaries that is not a Loan Party, other than any transaction or series of related transactions in the ordinary course of business on terms and conditions at least as favorable to the Borrower as would reasonably be obtained by the Borrower at that time in a comparable arm’s-length transaction with a person other than an Affiliate of Parent or its Subsidiaries that is not a Loan Party, except that the following shall be permitted:

reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Borrower;

transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

the existence of, and the performance by a Loan Party of its obligations under the terms of, any limited liability company or other Organizational Document to which it is a party on the Closing Date and which has been disclosed to the Lender as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by a Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.07(c) to the extent not more adverse to the interest of the Lender in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date; and

(d)any transaction permitted by Sections 6.03(e) or 6.06.

Negative Negative Pledge

Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, except pursuant to this Agreement and the other Loan Documents.

Modifications of Organizational Documents

Directly or indirectly terminate, amend or modify any of its Organizational Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lender.

Limitation on Creation of Subsidiaries.

Establish, create or acquire any Subsidiaries without the prior written consent of the Lender.

Accounts.

Maintain a post office fox, lockbox, deposit account, securities account or other bank account of any kind (other than, with respect to the Borrower,  the Capex Reserve Account, the Interest Reserve Account and the Cap 1 Concentration Account  and with respect to any Subsidiary Guarantor, any deposit account disclosed on a Loan Party’s Perfection Certificate (as defined in the Security Agreement) with respect to which a Local Account Control Agreement has been entered into), without the prior written consent of the Lender and satisfaction of the requirements in the Security Agreement with respect to perfection of the Lender’s security interest therein.

Transfer, withdraw or otherwise disburse amounts from the Capex Reserve Account or the Interest Reserve Account other than pursuant to and in accordance with the Reserve Accounts Agreement.

Transfer, withdraw or otherwise disburse amounts from the Cap 1 Concentration Account other than as permitted by the Intercreditor Agreement.

ARTICLE VII EVENTS OF DEFAULT

Events of Default.

Upon the occurrence and during the continuance of the following events (“Events of Default”):

default shall be made in the payment of (i) any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise or (ii) any interest on the Loan or any other amount due under any Loan Document, in each case when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise and such default shall continue for a period of three (3) Business Days;

any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

default shall be made in the due observance or performance by a Loan Party of any covenant, condition or agreement contained in Section 5.02,  5.03(a) or 5.07,  5.08,  5.09 or in Article VI;

default shall be made in the due observance or performance by a Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a) or (c) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Lender to such Loan Party;

Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i)  relief in respect of any Loan Party, or of a substantial part of the property of any Loan Party, under any Debtor Relief Law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property of any Loan Party; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

Any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (f) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or for a substantial part of the property of such Loan Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; or (vii) take any action for the purpose of effecting any of the foregoing;

one or more judgments for the payment of money in an aggregate amount in excess of $150,000 (not paid or fully covered from an insurer that is rated at least “A” by A.M. Best Company as to which the relevant insurance company has been notified and has not denied coverage) shall be rendered against one or more Loan Parties by any court and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of such Loan Party/ies  or the Mortgaged Property to enforce any such judgment;

one or more ERISA Events shall have occurred that, in the opinion of the Lender, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Lender, the Liens, rights, powers and privileges purported to be created and granted under such Security Document in favor of the Lender, or shall be asserted by any Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

there shall have occurred a Change in Control;

the occurrence of a Material Adverse Effect as determined by the Lender; or

a breach of the Intercreditor Agreement shall have occurred (other than by the Lender) and such breach has not been cured within the applicable grace periods;

a Loan Party dissolves, suspends or ceases its activities, or sells a substantial portion of its assets;

then, and in every such event (other than an event with respect to any Loan Party described in paragraph (f) or (g) above), and at any time thereafter during the continuance of such event, the

Lender may, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitment and (ii) declare the Loan then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all other Obligations of each Loan Party accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to any Loan Party described in paragraph (f) or (g) above, the Commitment shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all other Obligations of such Loan Party accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Application of Proceeds.

The proceeds received by the Lender in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Lender of its remedies shall be applied, in full or in part, together with any other sums then held by the Lender pursuant to this Agreement, promptly by the Lender as follows:

First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Lender and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Lender in connection therewith and all amounts for which the Lender is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

Second, to the indefeasible payment in full in cash of fees and other Obligations owing to the Lender (other than principal and interest on the Loan) and any interest accrued thereon;

Third, to the indefeasible payment in full in cash of interest on the Loan and any interest accrued thereon;

Fourth, to the indefeasible payment in full in cash of principal amount of the Loan; and

Fifth, the balance, if any, to the person lawfully entitled thereto (including the Borrower or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 7.02, the Borrower shall remain liable for any deficiency.

ARTICLE VIII

GUARANTY

The Guaranty of the Obligations.

The Subsidiary Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).  Without limiting the generality of the foregoing, each Subsidiary Guarantor’s liability shall extend to all amounts that constitute Guaranteed Obligations and would be owed by any other Loan Party to the Lender but for the fact that they are unenforceable or not allowable due to the existence of a proceeding under any Debtor Relief Law involving such other Loan Party.

Guaranty Unconditional.

The obligations of each Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(c) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, or any proceeding under any Debtor Relief Law affecting the Borrower, such Guarantor or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations;

(d) the existence of any claim, setoff or other rights which the Subsidiary Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Lender or any other person, whether in connection herewith or in connec tion with any unrelated transactions; provided that, notwithstanding any other provisions in this Guaranty, nothing in this Guaranty shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e) the unenforceability or invalidity of the Guaranteed Obligations or any part thereof or the lack of genuineness, enforceability or validity of any agreement relating thereto or with respect to the Collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower, such Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, for any reason, related to this Agreement or any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment of any of the Guaranteed Obligations by the Borrower, such Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations;

(f) the failure of the Lender to take any steps to perfect and maintain any security interest in, or to preserve any rights to, the Collateral for the Guaranteed Obligations, if any;
(g) the disallowance, under any Debtor Relief Laws, of all or any portion of the claims of the Lender for repayment of all or any part of the Guaranteed Obligations;
(h) the failure of any other guarantor to sign or become party to this Agreement or any amendment, change, or reaffirmation hereof;

(i) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any Collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations; or

(j) any other act or omission to act or delay of any kind by the Borrower, such Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations, the Lender or any other person or any other circumstance whatsoever which might, but for the provisions of this Section 9.02, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder.

Discharge Only Upon Payment In Full.

Subject to any prior release herefrom of any Subsidiary Guarantor by the  Lender in accordance with the terms of this Agreement, each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash, and all other financing arrangements among the Borrower or any Subsidiary Guarantor and the Lender under or in connection with this Agreement and each other Loan Document shall have terminated (herein, the “Termination Conditions”), and until the prior and complete satisfaction of the Termination Conditions all of the rights and remedies under this Guaranty and the other Loan Documents shall survive.

Additional Waivers; General Waivers.

(a) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Subsidiary Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:
(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (A) notice of acceptance hereof; (B) notice of any other financial accommodations made or maintained under the Loan Documents or the creation or existence of any Guaranteed Obligations; (C) notice of the amount of the Guaranteed Obligations, subject, however, to each Subsidiary Guarantor’s right to make inquiry of the Lender to ascertain the amount of the Guaranteed Obligations at any reasonable time; (D) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Subsidiary Guarantor’s risk hereunder; (E) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (F) notice of any Event of Default; and (G) all other notices (except if such notice is specifically required to be given to such Subsidiary Guarantor under this Guaranty or under the other Loan Documents) and demands to which each Subsidiary Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Lender to institute suit against, or to exhaust any rights and remedies which the Lender now has or may hereafter have against, any other guarantor of the Guaranteed Obligations or any third party, or against any collateral provided by such other guarantors or any third party; and each Subsidiary Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of any other guarantor of the Guaranteed Obligations in respect thereof;

(iv) (A) any rights to assert against the Lender any defense (legal or equitable), set-off, counterclaim, or claim which such Subsidiary Guarantor may now or at any time hereafter have against any other guarantor of the Guaranteed Obligations or any third party liable to the Lender; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the Guaranteed Obligations or any security therefor; (C) any defense such Subsidiary Guarantor has to performance hereunder, and any right such Subsidiary Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Lender’s rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Lender of the Guaranteed Obligations; (3) any discharge of the obligations of any other guarantor of the Guaranteed Obligations to the Lender by operation of law as a result of the Lender’s intervention or omission; or (4) the acceptance by the Lender of anything in partial satisfaction of the Guaranteed Obligations; and (D) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Lender; or (b) any election by the Lender under any provision of any Debtor Relief Law to limit the amount of, or any collateral securing, its claim against the Subsidiary Guarantors.

(k) General Waivers. Each Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by law, any notice not provided for herein.

Stay of Acceleration.

If acceleration of the time for payment of any amount payable by any Loan Party under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Loan Party at any time while this Guaranty is in effect, all such amounts otherwise subject to acceleration under the terms of this Agreement or any other Loan Document shall nonetheless be payable by each of the Subsidiary Guarantors that is not subject to such insolvency, bankruptcy or reorganization proceeding hereunder forthwith on demand by the Lender.

Reinstatement.

Notwithstanding anything to the contrary contained in this Guaranty, each of the Subsidiary Guarantors agrees that (a) if at any time payment, or any part thereof, of any Guaranteed Obligation is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid under any Debtor Relief Law or equitable cause, then, to the extent of such payment or repayment, its guarantee hereunder shall remain in full force and effect, as fully as if such payment had never been made or, shall be reinstated in full force and effect, as the case may be; and (b) the provisions of this Section 9.06  shall survive termination of this Guaranty.

Subrogation.

Until the prior and complete satisfaction of all Termination Conditions, each Subsidiary Guarantor, (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waives any right to enforce any remedy which the Lender now has or may hereafter have against the Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or any other person, and each Subsidiary Guarantor waives any benefit of, and any right to participate in, any security or collateral that may from time to time be given to the Lender to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Lender.  Should any Subsidiary Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights prior to complete satisfaction of the Termination Conditions, each Subsidiary Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off that such Subsidiary Guarantor may have to prior and complete satisfaction of the Termination Conditions, and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until all Termination Conditions are satisfied in full.  Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Lender and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the  Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.07.

Subordination of Intercompany Indebtedness.

Each Subsidiary Guarantor agrees that all Intercompany Indebtedness held by such Subsidiary Guarantor shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations and the satisfaction of all other Termination Conditions; provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing such Guarantor may make loans to and receive payments as permitted under the terms of this Agreement or any other Loan Document with respect to such Intercompany Indebtedness from the related obligor.  Should any payment, distribution, security or instrument or proceeds thereof be received by such Subsidiary Guarantor upon or with respect to the Intercompany Indebtedness in contravention of this Agreement, any other Loan Document or after the occurrence and continuance of an Event of Default, including, without limitation, an event described in Section 7.01(f) or Section 7.01(g) , prior to the satisfaction of all of the Termination Conditions, such Subsidiary Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Lender and shall forthwith deliver the same to the Lender in precisely the form received (except for the endorsement or assignment of such Subsidiary Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Subsidiary Guarantor as the property of the Lender.  If any Subsidiary Guarantor fails to make any such endorsement or assignment to the Lender, the Lender or any of its officers or employees are irrevocably authorized to make the same.

ARTICLE IX MISCELLANEOUS

Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail as follows:

if to the Borrower or Subsidiary Guarantor, to it at:

100 Boxwood Lane
York,  PA  17402Attention:  Christopher J. Bub

with a copy to:

David L. Jones
Sandberg Phoenix & Von Gontard P.C.
120 S. Central Avenue, Suite 1600
Clayton, MO  63105

(ii)if to the Lender, to it at:

Cap 1 LLC
c/o Summer Road LLC
655 Madison Avenue
19th Floor
New York, NY 10065

Attn:

Telecopier No.:

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Either party may change its address for notices and other communications hereunder by written notice to the other party.

Waivers; Amendment.

No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.  No notice or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances.  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Lender.

Expenses; Indemnity; Damage Waiver.

Costs and Expenses.  The Borrower shall pay  all reasonable out‑of‑pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of its counsel) in connection with (i) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or (B) in connection with the Loan made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.  The Borrower shall also pay all documentary and similar taxes and charges in respect of the Loan Documents.

Indemnification by Borrower.  Each Loan Party shall indemnify the Lender and each Related Party of the Lender (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

Payments.  All amounts due under this Section shall be payable not later than three (3) Business Days after demand therefor.

Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.  The Lender may assign this Agreement and its rights and obligations hereunder to (a) any Affiliate without the consent of the Loan Parties or (b) to any other person that is organized under the laws of a jurisdiction in any state in the United States or the District of Columbia with the written consent of the Borrower provided that the Borrower’s consent shall not be required after an Event of Default.  The Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in the Lender's rights and benefits hereunder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of the Loan Documents and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent indemnification obligations for which no claim has been made) and so long as the Commitment has not expired or terminated.  The provisions of Sections 2.06 and Article IX (other than Section 9.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by each of the Borrower and the Lender.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.  The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Governing Law; Jurisdiction; Consent to Service of Process.

Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws of the State of New York.

Submission to Jurisdiction.  Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

Venue.  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b).  Each Loan Party hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Service of Process.  Each Loan Party irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of the Lender to serve process in any other manner permitted by applicable Requirements of Law.

Waiver of Jury Trial.

Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Treatment of Certain Information; Confidentiality.

Each of the Lender and the Loan Parties agree to maintain the confidentiality of any confidential information disclosed or received by either of them in connection with this Agreement; provided, that, such confidential information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d)  in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to any assignee of or participant in, or any prospective assignee of or participant in, the Lender’s rights or obligations under this Agreement, (f) with the consent of the other party or (g) to the extent such information becomes publicly available other than as a result of a breach of this Section.  Any person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such information as such person would accord to its own confidential information.

Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loan or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

Obligations Absolute.

To the fullest extent permitted by applicable Requirements of Law, all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of:

any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like under any Debtor Relief Law of such Loan Party;

any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against such Loan Party;

any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

any other circumstances which might otherwise constitute a defense available to, or a discharge of, a Loan Party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SNOW TIME ACQUISITION, INC., as Borrower

By:/s/ Christopher J. Bub
Name: Christopher J. Bub
Title: Vice President

[signatures continued on following page]

[Signature Page to Credit Agreement]

Snow Time, Inc., as Subsidiary Guarantor

By:/s/ Christopher J. Bub
Name: Christopher J. Bub
Title: Vice President

Ski Roundtop Operating Corp., as Subsidiary Guarantor

By:/s/ Christopher J. Bub
Name: Christopher J. Bub
Title: Vice President

Ski Liberty Operating Corp., as Subsidiary Guarantor

By:/s/ Christopher J. Bub
Name: Christopher J. Bub
Title: Vice President

Whitetail Mountain Operating Corp., as Subsidiary Guarantor

By:/s/ Christopher J. Bub
Name: Christopher J. Bub
Title: Vice President

CAP 1 LLC, as Lender

By:/s/ David Sackler
Name: David Sackler
Title: President

EXHIBIT A

Date: [DATE] 1

[FORM OF] BORROWING REQUEST

To: Cap 1 LLC as lender Ladies and Gentlemen:

1. Reference is made to that certain Credit Agreement dated as of November [ ], 2018 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined), between you and the undersigned, as borrower.

2. The undersigned hereby requests a Borrowing and in connection therewith specifies the following information in accordance with Section 2.02 of the Credit Agreement:
(a) The aggregate amount of the Borrowing: $ [AMOUNT]2
(b)	The date of the Borrowing: [DATE]3
(c) The proceeds of the Borrowing shall be disbursed as set forth in the attached flow of funds.

3. The undersigned hereby certifies that the conditions set forth in Section 4.01of the Credit Agreement have been satisfied as of the date hereof.

Very truly yours, SNOW TIME ACQUISITION, INC.
By Name: Title:

1  Note: Request must be delivered to the Lender by hand-delivery, e-mail through a “pdf” copy or telecopier not later than 11:00 a.m., New York City time, on the Closing Date.

2  Note:  Amount must be an integral multiple of $100,000 and not less than $1,000,000 dollars .

3  Note:  Date must be a Business Day.

EXHIBIT B

[Attach flow of funds to executed Borrowing Request]

EXHIBIT B

FORM OF MORTGAGE

[See attached]

OPEN-END MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, FINANCING STATEMENT, FIXTURE FILING AND SECURITY AGREEMENT

made by

SNOW TIME, INC., Mortgagor to

[CAP 1 LLC], Mortgagee

Dated as of, 2018

Location: , Pennsylvania Tax Parcel No.:

NOTE TO RECORDER: THIS INSTRUMENT IS TO BE INDEXED AND/OR FILED AS BOTH A MORTGAGE AND AS A FINANCING STATEMENT FILED AS A FIXTURE FILING.

ATTENTION: FILING OFFICER--THIS INSTRUMENT COVERS GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN AND IS TO BE FILED FOR RECORD IN THE RECORDS WHERE MORTGAGES ON REAL PROPERTY ARE RECORDED. ADDITIONALLY, THIS INSTRUMENT SHOULD BE APPROPRIATELY INDEXED, NOT ONLY AS A MORTGAGE BUT ALSO AS A FIXTURE FILING AND FINANCING STATEMENT COVERING GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN. THE MAILING ADDRESSES OF MORTGAGOR AND MORTGAGEE ARE SET FORTH IN THIS INSTRUMENT.

THIS OPEN-END MORTGAGE SECURES FUTURE ADVANCES AND RE-ADVANCES  UP TO A MAXIMUM PRINCIPAL AMOUNT OF $50,000,000.00 AT ANY TIME OUTSTANDING PLUS ACCRUED INTEREST AND OTHER INDEBTEDNESS DESCRIBED IN 42 PA.C.S.A. §8143.

Recording requested by, and after recording, please return to: Norton Rose Fulbright US LLP

1301 Avenue of the Americas New York, New York 10019 Attn: Jarret S. Stephens, Esq.

Background Granting Clauses

Terms and Conditions

1.	Warranty4
2.	Requirements4
3.	Payment of Taxes and Other Impositions4
4.	Insurance5
5.	Damage or Destruction5
6.	Restrictions on Liens and Encumbrances6
7.	Maintenance of the Mortgaged Property6
8.	Condemnation/Eminent Domain6
9.	Further Assurances6
10.	Mortgagee’s Right to Perform7
11.	Remedies.7
12.	Right of Mortgagee to Credit Sale9
13.	Appointment of Receiver9
14.	Extension, Release, etc9
15.	Security Agreement under Uniform Commercial Code; Fixture Filing10
16.	Assignment of Rents11
17.	Additional Rights11
18.	Notices11
19.	Modifications11
20.	Partial Invalidity11
21.	Mortgagor’s Waiver of Rights12
22.	Remedies Not Exclusive12
23.	Multiple Security13
24.	Successors and Assigns14
25.	No Waivers, etc14
26.	Governing Law, etc14
27.	Certain Definitions15
28.	Last Dollars Secured; Priority15

29.	Enforcement Expenses; Indemnification15
30.	Release of Liens15
31.	Revolving Credit16
32.	State Specific Provisions16

OPEN-END MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, FINANCING STATEMENT, FIXTURE FILING AND SECURITY AGREEMENT

THISOPEN-ENDMORTGAGE,ASSIGNMENTOFLEASESANDRENTS, FINANCING STATEMENT, FIXTURE FILING AND SECURITY AGREEMENT, dated as of

    ,   2018   is   made    by   SNOWTIME,INC.,aDelaware   corporation

(“Mortgagor”),  whose  address  isand  state  organizational identification number is 2908095, to [CAP 1 LLC] (“Mortgagee”, which term shall be deemed  to  include  successors  and  assigns  as  Mortgagee  under  this  Mortgage),  whose  address      is

 .   References  to  this  “Mortgage” shall  mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A. Mortgagor is the owner of the fee simple estate in the parcel(s) of real property described on Schedule A attached hereto (the “Land”) and owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Land (the “Improvements”; the Land and the Improvements being collectively referred to as the “Real Estate”).

B. Pursuant to the Credit Agreement, dated of even date herewith (as the same may be amended, supplemented, restated, replaced, substituted or otherwise modified from time to time, the “Credit Agreement”), among [SNOWTIME ACQUISITION SPV], a Missouri corporation (the “Borrower”), as borrower, Mortgagor, as Subsidiary Guarantor and Mortgagee, as lender, Mortgagee has agreed, among other things, to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein.

C. Borrower is a member of an affiliated group of companies that includes Mortgagor, and Mortgagor has derived or will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement.

D. Mortgagor has executed and delivered this Mortgage pursuant to the requirements of the Credit Agreement in order to secure the Obligations (as hereinafter defined).

E. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Mortgage to “Secured Parties” shall mean the Mortgagee and any Affiliate of the Mortgagee to which the Obligations are owed (collectively, referred to herein as the “Credit Agreement Secured Parties”).  References in  this Mortgage to the “Default Rate” shall mean the interest rate applicable pursuant to Section 2.04(b) of the Credit Agreement.

Now, therefore, in consideration of the premises, Mortgagor hereby agrees as follows:

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the prompt and complete payment and performance   when

1

due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities of the Borrower or Mortgagor or any Affiliate of the Borrower or Mortgagor which may arise under, out of, or in connection with this Mortgage, the Credit Agreement and any other Loan Documents (collectively, the “Credit Obligations”), in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Mortgagee) (collectively, the “Obligations”), MORTGAGOR HAS CONVEYED, GRANTED, BARGAINED, SOLD, ALIENATED, ENFEOFFED, RELEASED, ASSIGNED, TRANSFERRED, MORTGAGED, WARRANTED AND SET OVER AND BY THESE PRESENTS DOES HEREBY CONVEY, GRANT, BARGAIN, SELL, ALIEN, ENFEOFF, RELEASE, ASSIGN, TRANSFER, MORTGAGE, WARRANT AND SET OVER TO MORTGAGEE, AND GRANTS MORTGAGEE, FOR THE RATABLE BENEFIT OF THE SECURED PARTIES, WITH MORTGAGE COVENANTS, A LIEN ON AND SECURITY INTEREST IN:

(A) all right, title and interest Mortgagor now has or may hereafter acquire in and to the Land and the Improvements;

(B) all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof and all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, driveways, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all of the fixtures (as defined in the Uniform Commercial Code of the  State in which the Premises are located (the “Code”)), and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to the Real Estate, including  but without limiting the generality of the foregoing, all storm doors and windows, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, cleaning systems (including, but not limited to, window-cleaning apparatus), sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Improvements and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite that are being incorporated into the Improvements, and, in each such case, without any further Mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(G) all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all such insurance policies and all proceeds of such insurance policies (including, but not limited to, title insurance policies), including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth herein and in the Credit Agreement; and all awards and other compensation, including  the interest payable thereon and the right to collect and receive the same, made to Mortgagor with respect to the Real Estate or Equipment for the taking by  eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein, subject to the provisions relating to such awards and compensation generally set forth herein and the Credit Agreement;

(H)	to the extent assignable, all right, title and interest of Mortgagor in and to

(i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(I) all proceeds, both cash and noncash, of the foregoing subject to the provisions generally set forth herein and the Credit Agreement;

All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (I) are collectively referred to as the “Mortgaged Property.”

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted and conveyed unto Mortgagee, its successors and assigns forever, upon the trust and for the uses and purposes set forth herein,

This Mortgage covers present and future advances and re-advances, in the aggregate amount of the Obligations, made by the Secured Parties for the benefit of Mortgagor, and the lien of such future advances and re-advances shall relate back to the date of this Mortgage.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee and the Secured Parties as follows:

1. Warranty. Mortgagor represents and warrants that it has the right to mortgage the Mortgaged Property.

2. Requirements. To the extent Mortgagor is otherwise obligated to comply with same, Mortgagor shall comply in all material respects with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property by Mortgagor, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

3. Payment of Taxes and Other Impositions. (a) Except as may be otherwise  provided in the Credit Agreement, and subject to Mortgagor’s right to contest same, prior to delinquency, Mortgagor shall pay and discharge all material taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against, and in each case which may become a lien on any of the Mortgaged Property, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) Mortgagor has set aside on its books adequate reserves with respect thereto in accordance with GAAP. Upon request by Mortgagee, Mortgagor shall deliver to Mortgagee evidence reasonably acceptable to Mortgagee showing the payment of any such Imposition.  If  by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b)    Subject to the terms of the Credit Agreement, nothing herein shall affect any right or  remedy  of  Mortgagee  under  this  Mortgage  or  otherwise,  without  notice  or  demand    to

Mortgagor, to pay any Imposition after the date such Imposition shall have become delinquent (unless Mortgagor is in compliance with clause (a) of this Section 3 in connection with such delinquency), and to add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on written demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

4. Insurance. (a) Mortgagor shall maintain, with financially sound and reputable companies, insurance policies (i) insuring the Real Estate against loss by fire, explosion, theft and such other casualties in such amounts as are usually insured against in the same general area by companies engaged in the same or substantially similar business or otherwise as may be reasonably satisfactory to Mortgagee, and (ii) insuring Mortgagor, Mortgagee and the other Secured Parties against liability for personal injury and property damage relating to such Real Estate, such policies to be in such form and amounts and having such coverage as are usually insured against in the same general area by companies engaged in the same or substantially similar business or otherwise as may be reasonably satisfactory to Mortgagee. All  such  insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days (ten (10) days for non- payment of premiums) after receipt by the Mortgagee of written notice thereof, (ii) name Mortgagee as an additional insured party or loss payee, and (iii) include deductibles consistent with past practice or consistent with industry practice or otherwise reasonably satisfactory to Mortgagee.

(b) Mortgagor promptly shall comply with and conform in all material respects to

(i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(c) If Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Mortgagee, at its option upon five (5) days’ notice to Mortgagor, may effect such insurance from year to year at rates substantially similar to the rate at which Mortgagor had insured the Premises, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

(d) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies  then in force shall pass to the purchaser or grantee to the extent permitted under the applicable policies.

5. Damage or Destruction. If the Mortgaged Property, or any material part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds payable in connection with such destruction or damage shall be applied in such order as Mortgagee shall determine in its sole discretion.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage,  any lien or encumbrance as permitted by Section 6.02 of the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Real Estate nor create or suffer to exist any lien, charge or encumbrance on the Real Estate, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Maintenance of the Mortgaged Property. Mortgagor shall cause the Mortgaged Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Mortgagor shall not use, maintain or operate the Mortgaged Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. No improvements or equipment located at or on the Mortgaged Property shall be removed, demolished or materially altered without the prior written consent of Mortgagee (except for replacement of equipment in the ordinary course of Mortgagor’s business with items of the same utility and of equal or greater value and sales of obsolete equipment no longer needed for the operation of the Mortgaged Property), and Mortgagor shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to the Mortgaged Property.  Mortgagor shall not make any change in the use of  the Mortgaged Property that would materially increase the risk of fire or other hazard arising out of the operation of the Mortgaged Property, or do or permit to be done thereon anything that may in any way impair the value of the Mortgaged Property in any material respect or the Lien of the Mortgage or otherwise cause or reasonably be expected to result in a Material Adverse Effect. Mortgagor shall not install or permit to be installed on the Mortgaged Property any underground storage tank. Mortgagor shall not, without the prior written consent of Mortgagee, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Mortgaged Property, regardless of the depth thereof or the method of mining or extraction thereof.

8. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings. All amounts and proceeds payable in connection with any such condemnation shall be applied in such order as Mortgagee shall determine in its sole discretion.

9. Further Assurances. To the extent permitted under applicable law, and to further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees, within fifteen (15) business days after demand of Mortgagee, to do any act or execute any additional documents (including, but not limited to, security agreements on any personality included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee by this Mortgage.

10. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor set forth in this Mortgage within the applicable notice and grace period, if any, provided for in the Credit Agreement, then Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee. To the extent that any such amounts or costs paid by Mortgagee shall constitute payment of (i) real estate  taxes  and  assessments,  (ii) premiums  on  insurance  policies  covering  the      Premises,

(iii) expenses incurred in upholding or enforcing the lien of this Mortgage, including, but not limited to, the expenses of any litigation to prosecute or defend the rights and lien created by this Mortgage or (iv) any amount, costs or charge to which Mortgagee becomes subrogated, upon payment, whether under recognized principles of law or equity, or under express statutory authority, then, and in each such event, such amounts or costs, together with interest thereon at the Default Rate, shall (x) be added to the Obligations, (y) be secured by this Mortgage and

(z) be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage.  No payment or advance  of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee. Upon the occurrence and during the continuance of any Event of Default or if Mortgagor fails to make any payment or to do any act as herein provided, Mortgagee may, but without any obligation to do so and without notice to or demand on Mortgagor and without releasing Mortgagor from any obligation hereunder, make or do the same in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof. Mortgagee is authorized to enter upon the Real Estate for such purposes and, upon the occurrence and during the continuance of any Event of Default, (i) appear in, defend, or bring any action or proceeding to protect its interest in the Real Estate, (ii) foreclose this Mortgage or (iii) collect the Obligations, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest at the Default Rate. All other costs and expenses incurred by Mortgagee in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any such action or proceeding (including reasonable attorneys’ fees to the extent permitted by law) shall bear interest at the Default Rate, for the period after notice from Mortgagee that such cost or expense was incurred to the date of payment to Mortgagee. All such other costs and expenses incurred by Mortgagee together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Obligations and be secured by this Mortgage and the other Loan Documents and shall be immediately due and payable upon demand by Mortgagee therefor.

11.	Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of judicial foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action under the Credit Agreement or any other Loan Document on behalf of the Secured Parties, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest  thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may enter into or upon the Real Estate, either personally or by its agents, nominees or attorneys, and dispossess Mortgagor and its agents and servants therefrom, without liability for trespass, damages or otherwise and exclude Mortgagor and its agents or servants wholly therefrom, and take possession of all books, records and accounts relating thereto and Mortgagor agrees to surrender possession of the Real Estate and of such books, records and accounts to Mortgagee upon demand, and thereupon Mortgagee may (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Mortgaged Property and conduct the business thereat; (ii) complete any construction on the Real Estate in such manner and form as Mortgagee deems advisable, necessary or appropriate; (iii) make alterations, additions,   renewals,   replacements   and   improvements   to   or   on   the   Real  Estate;

(iv) exercise all rights and powers of Mortgagor with respect to the Mortgaged Property, whether in the name of Mortgagor or otherwise, including, without limitation, the right to make, cancel, enforce or modify Leases, obtain and evict tenants, and demand, sue for, collect and receive all Rents of the Real Estate and every part thereof; (v) require Mortgagor to vacate and surrender possession of the Real Estate to Mortgagee or to such receiver and, in default thereof, Mortgagor may be evicted by summary proceedings or otherwise; and (vi) apply the receipts from the Mortgaged Property to the payment of the Obligations, after deducting therefrom all expenses (including reasonable attorneys’ fees) incurred in connection with the aforesaid operations and all amounts necessary to pay the taxes, other charges, insurance and other expenses in connection with the Mortgaged Property, as well as just and reasonable compensation for the services of Mortgagee, its counsel, agents and employees.

(b) In case of Mortgagee’s sale or foreclosure sale, the Real Estate and the related personal property may be sold in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) Subject to the terms and provisions of the Credit Agreement and the requirements of applicable law, the proceeds or avails of foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under this Mortgage shall be applied in such order as Mortgagee shall determine in its sole discretion.

12. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, and documents evidencing expenditures secured hereby may  be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

13. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, provided Mortgagor hereby waives notice if and to the full extent any such requirement may be waived under applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations or the interest of Mortgagor therein and without regard for the solvency of Mortgagor, any guarantor, indemnitor with respect to the Obligations or of any person otherwise liable for the payment of the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver trustee, liquidator or conservator of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

14.	Extension, Release, etc.

(a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed, at any time at Mortgagee’s option, any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding. No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(b) If Mortgagee shall have the right to foreclose this Mortgage or to exercise its power of sale, Mortgagor authorizes Mortgagee at its option to foreclose the lien created by this Mortgage subject to the rights of any tenants of the Mortgaged Property.  The failure to make  any such tenants parties to or defendant in any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a  sale of the Mortgaged Property by Mortgagee, or to terminate such tenant’s rights in such sale will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien created by this Mortgage.

(c) Unless expressly provided otherwise, in the event that Mortgagee’s interest in this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid  lien on the Mortgaged Property for the amount secured hereby.

15.	Security Agreement under Uniform Commercial Code; Fixture Filing.

(a) It is the intention of the parties hereto that this Mortgage shall constitute a “security agreement” within the meaning of the Code. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option to treat all or any portion of the Mortgaged Property which is personal property as real property and proceed with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code  shall not apply).  If Mortgagee shall elect to proceed under the Code, then ten (10) days’ notice  of sale of the personal property shall be deemed reasonable notice and the reasonable expenses   of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, reasonable attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures (as that term is defined in the Code) on the Real Estate; (ii) this Mortgage shall constitute  a financing statement filed as a “fixture filing” within the meaning of Sections 9-334 and 9-502 of the Code covering the fixtures included within the Premises and is to be filed for record in the real estate records of each county where any part of the Premises (including said fixtures) is located; (iii) the real property to which the fixtures relate is described in Schedule A attached hereto; (iv) Mortgagor is the record owner of the Land; (v) the name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of Mortgagor set forth in the first paragraph on the first page of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of Mortgagee set forth in the first paragraph on the first page of this Mortgage; (vi) Mortgagor’s state organizational identification number is set forth in the first paragraph on the first page of this Mortgage; and (vii) the mailing addresses of Mortgagor and Mortgagee are as set forth in the first paragraph on the first page of this Mortgage.

16. Assignment of Rents. Mortgagor hereby assigns to Mortgagee the  Rents  as further security for the payment and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and  to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are paid and performed in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of Event of Default; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five (5) days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of the Mortgaged Property or of such part thereof as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment, Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof, may be evicted by summary proceedings or otherwise.

17. Additional Rights.  The holder of any subordinate lien or subordinate Mortgage  on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall Mortgagor consent to any holder of any subordinate lien or subordinate Mortgage joining any tenant under any Lease in any trustee’s sale or action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under  any Lease. By recordation of this Mortgage, all subordinate lienholders and the trustees and beneficiaries under subordinate deeds of trust are subject to and notified of this provision, and any action taken by any such lienholder or trustee or Mortgagee contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or  any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part  of the Obligations in such order and manner as Mortgagee may determine in its absolute discretion. Any such application shall not be construed to cure or waive any Event of Default or invalidate any act taken by Mortgagee on account of such Event of Default.

18. Notices. All notices, requests and demands to or upon the Mortgagee or the Mortgagor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement; provided that any such notice, request or demand to or upon Mortgagor shall be addressed to Mortgagor at its address set forth above.

19. Modifications. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

20. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding anything to the contrary contained in this Mortgage or in any provisions of any of the Loan Documents, the obligations of Mortgagor and of any other obligor under the any of the Loan Documents shall be subject to the limitation that Mortgagor shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by  Mortgagee.

21. Mortgagor’s Waiver of Rights. (a) Mortgagor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property during the continuation of an Event of Default and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of Mortgagor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of each constituent of Mortgagor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. Each constituent of Mortgagor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Mortgagor, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

(b)   To the fullest extent permitted by law, Mortgagor waives the benefit of all laws   now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the fullest extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law and except as otherwise provided herein or in the other Loan Documents, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the foreclosure rights, power of sale or other rights hereby created.

22. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in  force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, deed of trust, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Subject to the terms and provisions of the Credit Agreement, every power or remedy given by any of the Loan Documents to Mortgagee or to which Mortgagee may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee as the case may be. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

23. Multiple Security. (a) If (i) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (ii) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the Mortgagee of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (iii) both the circumstances described in clauses (i) and (ii) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single trustee’s sale or foreclosure action all trustee’s sale or foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the court of, or sale conducted in, any county in which any of such collateral is located. Mortgagor acknowledges  that the right to maintain a consolidated trustee’s sale or foreclosure action is a specific inducement to Mortgagee to extend the indebtedness evidenced by the Credit Agreement or any other Loan Document, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have.

(b) Mortgagor agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral (or, in the case of a trustee’s sale, shall have met the statutory requirements therefor with respect to such collateral), then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any trustee’s sale or foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any  action  under  this  Mortgage  or  such  other  proceedings  on  such  basis.     Neither       the

commencement nor continuation of proceedings to sell the Mortgaged Property in a trustee’s  sale, to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee or the occurrence of any sale by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more trustee’s sales, foreclosure or other proceedings or obtain a judgment against (or, in the case of a trustee’s sale, to meet the statutory requirements for, any such sale of) any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis.

(c) It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single trustee’s sale or foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

24. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and successors and assigns thereof, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a Mortgagee of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in the sole discretion of Mortgagee such waiver is deemed advisable.  All such covenants of Mortgagor  shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each  of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and successors and assigns thereof. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

25. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor.

26. Governing Law, etc. This Mortgage shall be governed by and construed and interpreted in accordance with the laws of the State in which the Premises are located, and applicable United States Federal Law, except that Mortgagor expressly acknowledges that by its terms the Credit Agreement shall be governed and construed in accordance with the laws of the State of New York, and for purposes of consistency, Mortgagor agrees that in any in personam proceeding related to this Mortgage the rights of the parties to this Mortgage shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that state.

27. Certain Definitions. Unless the context clearly indicates a contrary  intent  or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of Mortgagor’s interest in the Mortgaged  Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee  or any successor “collateral agent” under the Credit Agreement,” the word “person” shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

28. Last Dollars Secured; Priority. To the extent that this Mortgage secures only a portion of the indebtedness owing or which may become owing by Mortgagor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby.

29. Enforcement Expenses; Indemnification. (a) Mortgagor agrees to pay, or reimburse each Secured Party and the Mortgagee for, all its costs and expenses incurred in collecting against Mortgagor or otherwise enforcing or preserving any rights under this Mortgage, including, without limitation, the fees and disbursements of counsel to each Secured Party and of counsel to Mortgagee.

(b) Mortgagor agrees to pay, and to save Mortgagee and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Mortgaged Property or in connection with any of the transactions contemplated by this Mortgage.

(c) Mortgagor agrees to pay, and to save Mortgagee and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Mortgage to the extent the Borrower would be required to do so pursuant to the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable.

30. Release of Liens. (a) At such time as the Credit Obligations shall have been paid in full, this Mortgage and all obligations (other than those expressly stated to survive such termination) of the Mortgagee and Mortgagor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Mortgaged Property shall revert to the Mortgagor and the lien hereunder shall be released and terminate. At the request and sole expense of the Mortgagor following any such termination, the Mortgagee shall execute and deliver to the Mortgagor such documents as the Mortgagor shall reasonably request to evidence such release and termination.

(b)    If the Mortgaged Property shall be sold, transferred or otherwise disposed of by    the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and sole expense of Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Lien created hereby on the Mortgaged Property.

31. Revolving Credit. This Mortgage secures, among other obligations, a revolving line of credit pursuant to the terms and conditions of the Credit Agreement, under the terms of which funds may be advanced, paid back, and re-advanced. The sums advanced pursuant to and in accordance with the terms and conditions of the Credit Agreement after the effective date of this Mortgage shall have the same priority over liens, encumbrances, and other matters as if such advances had been made as of the effective date of this Mortgage.

32.	State Specific Provisions.

(a) Conflicts. To the extent of any inconsistency between this Section and the other provisions of this Mortgage, the terms and provisions of this Section shall govern and control.

(b) Future Advances. (i) It is understood and agreed that this Mortgage  covers present and future advances, in the aggregate secured hereby, made by Mortgagee to or for the benefit of Mortgagor pursuant to the Loan Documents and that the lien of such future advances shall relate back to the date of this Mortgage.

(ii) This Mortgage shall constitute an “Open-End Mortgage” as such term is defined in 42 Pa.C.S. §8143(f), and shall secure future advances and shall have lien priority in accordance with the provisions of 42 Pa.C.S. §§8143 and 8144. Notwithstanding the foregoing, to the maximum extent permitted by law, Mortgagor hereby unconditionally and irrevocably waives its right to submit a notice to Mortgagee under 42 Pa.C.S. §8143(c). In addition to the other remedies available hereunder and under the other Loan Documents, any advances made after receipt of any such notice, whether or not made pursuant to 42 Pa. C.S. §8143 and/or §8144, shall be secured hereby and shall relate back to the date when this Mortgage was left for recording with the recorder of deeds. In the event any person or entity shall submit a notice to Mortgagee under 42 Pa.C.S. §8143(b), in addition to the other remedies available hereunder and under the other Loan Documents, Mortgagor shall have the lien or encumbrance which is the subject of such notice removed of record in accordance with this Mortgage; and any advances made by Mortgagee after receipt of any such notice whether or not made under 42 Pa.C.S. §8143(b) shall be deemed to be obligatory advances made under, shall be secured hereby, and shall relate back to the date when this Mortgage was left for recording  with  the  recorder  of  deeds.     By  placing  or  accepting  any  such  lien     or

encumbrance against any or all of the Mortgaged Property, the holder thereof shall be deemed to have agreed to the maximum extent permitted by law that its lien or encumbrance shall be subject and subordinate in lien priority to this Mortgage and to any subsequent advances made under the Loan Documents, to all accrued and unpaid interest and to all other sums secured hereby.

(iii) The amount of principal indebtedness that may be secured by this Mortgage may increase or decrease from time to time. The maximum amount  of  principal indebtedness outstanding at any one time shall not exceed $50,000,000, exclusive of accrued and unpaid interest and unpaid balances of advances and other extensions of credit secured by this Mortgage made for the payment of taxes, assessments, maintenance charges, insurance premiums and costs incurred for the protection of the Mortgaged Property within the meaning of 42 Pa. C.S.A. § 8143(f), and expenses incurred by the Mortgagee by reason of the default by the Mortgagor under the Mortgage and other costs and advances to the fullest extent permitted by the terms of 42 Pa. C.S.A. § 8144.

[Signature page follows]

IN WITNESS WHEREOF this Mortgage has been duly executed by Mortgagor as of the date first above written.

ATTEST	MORTGAGOR: SNOW TIME, INC., a Delaware corporation
By:	By: Name: Title:

CERTIFICATION OF MORTGAGEE’S ADDRESS

The undersigned certifies that the residence of the lender is:

Authorized agent of the Mortgagee:

STATE OF )

ss.: COUNTY OF )

Onthis

dayof

intheyear2018beforeme,

 ,  a  Notary Public  of  said  State,  duly commissioned  and sworn, personally appeared ,  personally known  to  me  (or  proved  to  me  on the basis of satisfactory evidence ) to be the person who executed the within instrument as on behalf of the corporation therein and acknowledged to me   that such corporation executed the same.

In Witness Whereof, I have hereunto set my hand and affixed by official seal the day and year in this certificate first above written.

Notary Public

[Notarial Stamp]

My commission Expires:

Schedule A

Description of Land

EXHIBIT C

                              [FORM OF] NOTE

$50,000,000	November , 2018

FOR VALUE RECEIVED, the undersigned, SNOW TIME ACQUISITION, INC.

(the “Borrower”), hereby promises to pay to the order of CAP 1, LLC (the “Lender”) the principal amount of the lesser of FIFTY MILLION DOLLARS ($50,000,000) or the aggregate unpaid amount of the Loan outstanding from time to time in accordance with the provisions of the Credit Agreement, dated as of November [DATE], 2018, between the Borrower and the Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at the interest rates and at the times provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is secured by the Collateral. Upon the occurrence and continuation of any Event of Default under the Credit Agreement, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

The Loan made by the Lender shall be evidenced by one or more records or accounts maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loan and all payments made on the Loan; provided that any failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Note.

The Borrower hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure on the part of the holder hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SNOW TIME ACQUISITION, INC.
By Name: Title:

2

EXHIBIT D

                              FORM OF SECURITY AGREEMENT

[See attached]

PLEDGE AND SECURITY AGREEMENT

dated as of November 21, 2018

among

SNOWTIME ACQUISITION, INC., SNOW TIME, INC., SKI ROUNDTOP OPERATING CORP., SKI LIBERTY OPERATING CORP., AND WHITETAIL MOUNTAIN OPERATING CORP.

ARTICLE X as Grantor

and

CAP 1 LLC

as Secured Party

                                       SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of November  21, 2018, is made by SNOWTIME ACQUISITION, INC., SNOW TIME, INC., SKI ROUNDTOP  OPERATING  CORP.,  SKI  LIBERTY  OPERATING  CORP.,    WHITETAIL

MOUNTAIN OPERATING CORP. (collectively, the “Grantors” and each individually, a “Grantor”), in favor of CAP 1 LLC (the “Secured Party”).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among Snow Time Acquisition, Inc., as borrower (the “Borrower”), the subsidiaries of the Borrower, as guarantors, and the Secured Party, as lender, the Secured Party agreed to make a Loan to the Borrower upon the terms and conditions set forth in the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Secured Party to make the Loan to the Borrower under the Credit Agreement that each Grantor shall have executed and delivered this Agreement to the Secured Party.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained in this Agreement, and to induce the Secured Party to enter into the Credit Agreement and to make the Loan under the Credit Agreement, the parties agree as follows:

ARTICLE XVIII ARTICLE I DEFINED TERMS

Section 1.1Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein (including the preamble and preliminary statements above) have the meanings given to them in the Credit Agreement.

(b) Terms used herein without definition (whether or not capitalized) that are defined in the UCC have the meanings given to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9 of the UCC.

(c)	The following terms used in this Agreement shall have the following meanings:

“Agreement”  means this pledge and Security Agreement.

‘Collateral”  has the meaning specified in Section 2.1 (Collateral).

“Credit Agreement” has the meaning specified in the preliminary statements.

“Grantor” has the meaning specified in the preamble.

“Pledged Shares” means (i) all Securities issued to the Borrower by Snow

Time and all Securities issued by Roundtop, Ski Liberty and Whitetail to Snow Time, and (ii) the certificates, instruments and agreements representing the Pledged Shares and includes any securities or other interests, howsoever evidenced or denominated, received by any Grantor in exchange for or as a dividend or distribution on or otherwise received in respect of the Pledged Shares.

“Proceeds” means “proceeds” as such term is defined in Section 9-102 of the UCC and, in any event, shall include all dividends or other income from the Pledged Shares, collections thereon or distributions with respect thereto.

“UCC” means the Uniform Commercial Code as from time to time in effect  in the State of New York; provided,  however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

Section 1.2Terms Generally.  Unless otherwise provided herein, the rules of interpretation set forth in Section 1.02 of the Credit Agreement shall apply to this Agreement, including its preamble and preliminary statements.

ARTICLE II

GRANT OF SECURITY INTEREST

Section 2.1Collateral.  For the purposes of this Agreement, all of the each Grantor’s right, title and interest in and to the following property, whether now owned or at any time hereafter acquired by such Grantor is collectively referred to as the “Collateral”:

(a) all fixtures and personal property of every kind and nature including all accounts (including health-care-insurance receivables), goods (including inventory and equipment), documents (including, if applicable, electronic documents), instruments, promissory notes, chattel paper (whether tangible or electronic), letters of credit, letter-of- credit rights (whether or not the letter of credit is evidenced by a writing), the Pledged Shares, securities and all other investment property, commercial tort claims described on Schedule 1 hereof as supplemented by any written notification given by any Grantor to the Secured Party pursuant to Section 4.2(d), general intangibles (including all payment intangibles), money, deposit accounts (including, without limitations, the Cap 1

Concentration Account, the Capex Reserve Account and the Interest Reserve Account), and any other contract rights or rights to the payment of money; and

(b) all Proceeds and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Section 2.2Grant of Security Interest in Collateral.  Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, hereby mortgages, pledges and hypothecates to the Secured Party, and grants to the Secured Party a lien on and security interest in, all of its right, title and interest in, to and under the Collateral.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Secured Party to enter into the Credit Agreement, each Grantor hereby represents and warrants each of the following as of the date hereof to the Secured Party:

Section 3.1Authority.  Such Grantor has full power, authority and legal right to pledge the Collateral pursuant to this Agreement.

Section 3.2No Conflicts.  Neither the pledge and grant of security interest by such Grantor of the Collateral pursuant to this Agreement, nor the execution, delivery and performance of this Agreement (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) violate the Organizational Documents of such Grantor or the Organizational Documents of any issuer of the Pledged Shares, (c) violate any Requirements of Law, or (d) violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon such Grantor or any of its property, or give rise to a right thereunder to require any payment to be made by such Grantor.

Section 3.3Title; No Other Liens.  Except for the Lien granted to the Secured Party pursuant to this Agreement and the other Liens permitted to exist on the Collateral under the Credit Agreement, such Grantor is the sole, direct, legal and beneficial owner thereof and has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.

Section 3.4Authorization; Enforceability.  The execution, delivery and performance of this Agreement by such Grantor are within its powers and have been duly authorized by all necessary action on the part of such Grantor. This Agreement has been duly executed and delivered by such Grantor and constitutes a legal, valid and binding obligation of such Grantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.5Perfection and Priority.  The security interest granted by such Grantor pursuant to this Agreement shall constitute a valid and continuing first priority perfected security interest in favor of the Secured Party in the Collateral of such Grantor for which perfection is governed by the UCC

                 Section 3.6Control.

(a) Such Grantor has taken all action required on its part for control (as defined in sections 8-106, 9-104, 9-105, 9-106 and 9-107 of the UCC, as applicable) to have been obtained by the Secured Party over all Collateral with respect to which such control may be obtained pursuant to the UCC. No person other than the Secured Party has control or possession of all or any part of the Collateral.

(b) Without limiting the foregoing, all certificates, agreements or instruments representing or evidencing the Pledged Shares in existence on the date hereof have been delivered to the Secured Party in accordance with Section 4.4(a) (Pledged Shares).  Such Grantor owns no Securities issued by any Loan Party other than the Pledged Shares represented by Certificated Securities that are in the possession of the Secured Party.

                  Section 3.7Collateral.

(a) It has previously delivered to the Secured Party a certificate signed by such Grantor and entitled “Perfection Certificate” (“Perfection Certificate”), and that: (i) such Grantor's exact legal name is that indicated on its Perfection Certificate and on the signature page hereof, (ii) such Grantor is an organization of the type, and is organized in the jurisdiction, set forth in its Perfection Certificate, (iii)its Perfection Certificate accurately sets forth such Grantor's organizational identification number (or accurately states that such Grantor has none), such Grantor's place of business (or, if more than one, its chief executive office), and its mailing address, (iv) all other information set forth on its Perfection Certificate relating to such Grantor is accurate and complete and (v) there has been no change in any such information since the date on which the Perfection Certificate was signed by such Grantor.

(b) All information set forth on its Perfection Certificate relating to the Collateral is accurate and complete and there has been no change in any such information since the date on which its Perfection Certificate was signed by such Grantor.

(c) The Collateral consisting of securities have been duly authorized and validly issued, and are fully paid and non-assessable and subject to no options to purchase or similar rights.

(d)Such Grantor holds no commercial tort claims except as indicated on

 (e)         None of the Collateral constitutes, or is the proceeds of, (i) farm products, (ii) as-extracted collateral, (iii) manufactured homes, (iv) health-care-insurance receivables, (v) timber to be cut, or (vi) aircraft, aircraft engines, satellites, ships or railroad rolling stock.

(f)         None of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral.

            (g)       Such Grantor has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

ARTICLE IV

COVENANTS

Each Grantor agrees with the Secured Party to the following, as long as the Commitment or any Obligation remains outstanding (other than contingent indemnification obligations for which no claim has been made) and, in each case, unless the Secured Party otherwise consents in writing:

Section 4.1Generally.  Each Grantor shall (a) except for the security interest created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Collateral, except Liens created hereunder and other Liens permitted to exist on the Collateral under the Credit Agreement, (b) keep the Collateral in good order and repair and not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement, any other Loan Document or Requirements of Law, (c) not sell, transfer or assign (by operation of law or otherwise) any Collateral except as permitted under the Credit Agreement, (d) not enter into any agreement or undertaking restricting the right or ability of such Grantor or the Secured Party to sell, assign or transfer any Collateral except as permitted under the Credit Agreement, and (e) promptly notify the Secured Party of its entry into any agreement or assumption of undertaking after the Closing Date that restricts the ability to sell, assign or transfer any Collateral.  Each Grantor will permit the Secured Party, or its designee, to inspect the Collateral at any reasonable time, wherever located. Each Grantor will pay promptly when due all taxes, assessments, governmental charges, and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement. Each Grantor will continue to operate its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

Section 4.2Maintenance of Perfected Security Interest; Further Documentation.

(a) Each Grantor shall maintain the security interest created by this Agreement as a perfected first priority security interest and shall defend such security interest and such priority against the claims and demands of all persons.

(b) Each Grantor shall, from time to time, as may be required by the Secured Party with respect to all Collateral, take all actions as may be requested by the Secured Party to perfect the security interest of the Secured Party in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of sections 8-106, 9-104, 9-105, 9-106 and 9-107 of the UCC, as applicable, each Grantor shall take all actions as may be requested from time to time by the Secured Party so that control of such Collateral is obtained and at all times held by the Secured Party. All of the foregoing shall be at the sole cost and expense of the Grantors.

(c) If any Grantor shall at any time hold or acquire any certificated securities, promissory notes, tangible chattel paper, negotiable documents or warehouse receipts relating to the Collateral, such Grantor shall endorse, assign and deliver the same to the Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

(d) If any Grantor shall at any time hold or acquire a commercial tort claim, such Grantor shall (i) notify the Secured Party in a writing signed by such Grantor of the particulars thereof and grant to the Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Secured Party and (ii) deliver to the Secured Party an updated Schedule 1.

(e) At any time and from time to time, upon the written request of the Secured Party, and at the sole expense of the Grantors, each Grantor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Secured Party may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby.

Section 4.3Changes in Locations, Name, Etc.  Except upon 15 days’ prior written notice to the Secured Party and delivery to the Secured Party of all additional financing statements and other documents reasonably requested by the Secured Party to maintain the validity, perfection and priority of the security interests provided for herein, no Grantor shall change its jurisdiction of organization, legal name, organizational identification number, if any, or organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading. The Collateral, to the extent not delivered to the Secured Party pursuant to Section Error! Reference source not found..4, will be kept at those locations listed on its Perfection Certificate and no Grantor will remove the Collateral from such locations without providing at least 15 days’ prior written notice to the Secured Party. Each Grantor will, prior to any change described in the preceding sentence, take all actions reasonably required by the Secured Party to maintain the perfection and priority of the Secured Party's security interest in the Collateral.

Section 4.4Pledged Shares.

(a) Each Grantor shall deliver to the Secured Party, all certificates, agreements or instruments representing or evidencing the Pledged Shares, whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party. During the continuance of an Event of Default, the Secured Party shall have the right, at any time in its discretion and without notice to any Grantor, to transfer to or to register in its name or in the name of its nominees any Pledged Shares. The Secured Party shall have the right at any time to exchange any certificate or instrument representing or evidencing any Pledged Shares for certificates or instruments of smaller or larger denominations.

(b) Except as provided in Article V, each Grantor shall be entitled to receive all cash dividends paid in respect of the Pledged Shares which are otherwise permitted to be made under the terms of the Credit Agreement. During the continuance of an Event of Default, any (i) sums paid upon or in respect of any Pledged Shares upon the liquidation or dissolution of any Company (ii) distribution of capital made on or in respect of any Pledged Shares or (iii) property distributed upon or with respect to any Pledged Shares pursuant to the recapitalization or reclassification of the capital of any Company or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Secured Party, be delivered to the Secured Party to be held by it hereunder as additional collateral security for the Obligations. If any sum of money or property so paid or distributed in respect of any Pledged Shares shall be received by any Grantor  in contravention of the terms of this Agreement, such Grantor shall, until such money or property is paid or delivered to the Secured Party, hold such money or property in trust for the Secured Party, segregated from other funds of such Grantor, as additional security for the Obligations.

(c) Except as provided in Article V, each Grantor shall be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Shares; provided,  however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document or, without prior notice to the Secured Party, enable or permit any Company to issue any Equity Interest of any nature or any other securities convertible into or granting the right to purchase or exchange for any Equity Interest of any nature of any Company.

(d) No Grantor shall, without the consent of the Secured Party, agree to any amendment of its Organizational Documents that in any way adversely affects the perfection of the security interest of the Secured Party in the Pledged Shares pledged hereunder.

Section 4.5Receivables.  If any Event of Default shall have occurred and be continuing, the Secured Party may, or at the request and option of the Secured Party each Grantor shall, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Secured Party in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Secured Party.

Section 4.6Deposit Accounts.  No Grantor shall establish any deposit account that constitutes part of the Collateral unless (i) permitted under the Credit Agreement and (ii) a control agreement, in form and substance satisfactory to the Secured Party, has been executed and delivered by the relevant Grantor, the Secured Party and the relevant financial institution with which such deposit account is maintained.

ARTICLE XIX ARTICLE V REMEDIAL PROVISIONS

Section 5.1UCC and Other Remedies.  During the continuance of an Event of Default, the Secured Party may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law, the Secured Party, without any other notice to or demand upon any Grantor, may assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral. Without limiting the generality of the foregoing, the Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Grantors or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon any Collateral, and may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver any Collateral (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by the UCC and other applicable law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released. The Secured Party shall apply the net proceeds of any action taken by it pursuant to this Section 5.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Secured Party hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Credit Agreement shall prescribe, and only after such application and after the payment by the Secured Party of any other amount required by any provision of law, need the Secured Party account for the surplus, if any, to the Grantors. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Notwithstanding anything to the contrary in this Agreement, all actions (including every exercise of any right or remedy) of the Secured Party under this Agreement or any of the Loan Documents shall be taken in a commercially reasonable manner consistent with the UCC. Neither the Secured Party nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. The Secured Party shall not be obligated to clean-up or otherwise prepare the Collateral for sale. If the Secured Party shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, each Grantor agrees that, upon request of the Secured Party, such Grantor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

ARTICLE XX Section 5.2Pledged Shares.

(a) During the continuance of an Event of Default, upon notice by the Secured Party to the relevant Grantor, (i) the Secured Party shall have the right to receive any Proceeds of the Pledged Shares and make application thereof to the Obligations in the order set forth in the Credit Agreement and (ii) the Secured Party or its nominee may exercise

(A) any voting, consent, corporate and other right pertaining to the Pledged Shares at any meeting of members of any issuer of the Pledged Shares or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Shares as if it were the absolute owner thereof (including the right to exchange at its discretion any of the Pledged Shares upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of the Pledged Shares, the right to deposit and deliver any Pledged Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Secured Party may determine), all without liability except to account for property actually received by it; provided,  however, that the Secured Party shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b) In order to permit the Secured Party to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Secured Party all such proxies, dividend payment orders and other instruments as the Secured Party may from time to time reasonably request to become effective only during the continuance of an Event of Default and (ii) without limiting the effect of clause (i) above, each Grantor hereby grants to the Secured Party an irrevocable proxy to vote all or any part of the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including giving or withholding written consents of members, calling special meetings of members, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of any issuer of such Pledged Shares) by any other person (including any issuer of Pledged Shares or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall automatically terminate upon the release of the Collateral in accordance with Section 7.8 (Release of Collateral; Termination).

(c) Each Grantor hereby expressly authorizes and instructs each issuer of Pledged Shares to (i) comply with any instruction received by it from the Secured Party in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each issuer of Pledged Shares shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, during the continuance of an Event of Default, pay any dividend or other payment with respect to the Pledged Shares directly to the Secured Party.

Section 5.3Proceeds to be Held in Trust.  Unless otherwise expressly provided in the Credit Agreement, all Proceeds received by any Grantor hereunder in cash or Cash Equivalents during the continuance of an Event of Default shall be held by such Grantor in trust for the Secured Party, segregated from other funds of such Grantor. All such Proceeds while held by any such Grantor in trust for the Secured Party shall be held as collateral security for the Obligations and shall not constitute payment thereof until delivered to the Secured Party and applied as provided in the Credit Agreement.

Section 5.4Manner of Sale.  Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Collateral pursuant to Section 5.1 (UCC and Other Remedies) valid and binding and in compliance with all other applicable Requirements of Law but shall not be required to register any securities for a public sale. Each Grantor further agrees that a breach of any covenant contained in this Section 5.4 will cause irreparable injury to the Secured Party, that the Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.4 shall be specifically enforceable against each Grantor, and each Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

Section 5.5Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorney employed by the Secured Party to collect such deficiency.

                                  ARTICLE VI

THE SECURED PARTY

Section 6.1Secured Party’s Appointment as Attorney-in-Fact.

(a) Each Grantor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Secured Party the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under or in respect of any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Secured Party for the purpose of collecting any and all moneys due under or in respect of  any Collateral whenever payable;

(ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iii) execute, in connection with any sale provided for in Section 5.1 (UCC and Other Remedies) or 5.4 (Manner of Sale), any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral; and

(iv) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Secured Party or as the Secured Party shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) receive, collect, sign and indorse any drafts or other instruments, documents and chattel paper in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral, provided that such suit, action or proceeding will not result in criminal liability and the only damages related to such suit, action or proceeding will involve monetary damages or the loss of Collateral, (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Secured Party may deem appropriate in each case, provided that such suit, action or proceeding will not result in criminal liability and the only damages related to such suit, action or proceeding will involve monetary damages or the loss of Collateral,

(G) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and do, at the Secured Party’s option and at such Grantor’s expense, at any time, or from time to time, all acts and things that the Secured Party deems necessary to protect, preserve or realize upon the Collateral and the Secured Party’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1 (a) to the contrary notwithstanding, the Secured Party agrees that it shall not exercise any right under the power of attorney provided for in this Section 6.1 (a) unless an Event of Default shall be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Secured Party, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Secured Party incurred in connection with actions undertaken as provided in this Section 6.1 shall be due and payable by the Grantors to the Secured Party from the date of payment by the Secured Party to the date reimbursed by the Grantors upon demand. If any Grantor fails to reimburse the Secured Party and such failure to make payment continues unremedied for ten (10) days after demand, the expenses of the Secured Party shall be due and payable together with interest thereon at a rate per annum equal to the default rate set forth in Section 2.04 of the Credit Agreement.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 6.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released in accordance with Section 7.8 (Release of Collateral; Termination).

Section 6.2Duty of Secured Party.  The Secured Party’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Secured Party deals with similar property for its own account, but in no case in less than a commercially reasonable manner. Neither the Secured Party nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other person or to take any other action whatsoever with regard to any Collateral (including (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Secured Party has or is deemed to have knowledge of such matters, and

(ii) the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral). The powers conferred on the Secured Party hereunder are solely to protect the Secured Party’s interest in the Collateral and shall not impose any duty upon the Secured Party to exercise any such powers. The Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own (i) gross negligence or willful misconduct or (ii) material breach of its obligation under this Section 6.2.

Section 6.3Authorization of Financing Statements. Each Grantor authorizes the Secured Party and its affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Secured Party determines appropriate to perfect the security interests of the Secured Party under this Agreement. Each Grantor hereby also authorizes the Secured Party and its affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.

ARTICLE VII

MISCELLANEOUS

Section 7.1Notices.   All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be effected in the manner provided for in Section 9.01 of the Credit Agreement.

Section 7.2Amendments.  No amendment to or waiver of any provision of this Agreement nor any departure herefrom by any Grantor shall in any event be effective unless the same shall be in writing and signed by the Secured Party and, in the case of any such amendment, waiver or consent shall be effective only (i) in the specific instance and for the specific purpose which it is given and (ii) to the extent permitted under the Credit Agreement.

Section 7.3No Waiver by Course of Conduct; Cumulative Remedies.

The Secured Party shall not by any act (except by a written instrument pursuant to Section 7.2 (Amendments)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of

Default. No failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 7.4Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Party and its permitted successors and assigns under the terms of the Credit Agreement; provided,  however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Secured Party.

Section 7.5Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.6Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.7Entire Agreement.  This Agreement together with the other Loan Documents represents the entire agreement of the parties and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 7.8Release of Collateral; Termination.  On the date on which the Loan and other Obligations have been paid and performed in full, the Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Secured Party and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. Following any such termination, the Secured Party shall deliver to the Grantors (without any representation or warranty) any Collateral of the Grantors held by the Secured Party hereunder and upon the request and at the expense of any Grantor, execute and deliver to such Grantor such documents as it shall reasonably request to evidence such termination.

Section 7.9Reinstatement.  Each Grantor further agrees that, if any payment made by such Grantor and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by the Secured Party to any Grantor, their respective estates, trustees, receivers or any other party, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of the Grantors in respect of the amount of such payment.

Section 7.10Governing Law; Jurisdiction.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws of the State of New York. The other provisions of Sections 9.09 and 9.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

SNOW TIME ACQUISITION, INC.
as Grantor

By:____________________________
Name: Christopher J. Bub
Title: VP

SNOW TIME, INC., as Grantor

By:____________________________
Name: Christopher J. Bub
Title: VP

SKI ROUNDTOP OPERATING CORP., as Grantor

By:____________________________
Name: Christopher J. Bub
Title: VP

SKI LIBERTY OPERATING CORP., as Grantor

By:____________________________
Name: Christopher J. Bub
Title: VP

WHITETAIL MOUNTAIN OPERATING CORP.,
as Grantor

By:____________________________
Name: Christopher J. Bub
Title: VP

[Signature Page to Pledge and Security Agreement]

CAP 1 LLC
as Secured Party

By: [signature]
Name: David Sackler
Title: President

[Signature Page to Pledge and Security Agreement]

SCHEDULE 1 COMMERCIAL TORT CLAIMS

[None.]

[Signature Page to Pledge and Security Agreement]

EXHIBIT E

FORM OF LEASEHOLD MORTGAGE

[See attached] [

OPEN-END LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, FINANCING STATEMENT, FIXTURE FILING AND SECURITY AGREEMENT

made by

[ ], Mortgagor to

[CAP 1 LLC], Mortgagee

Dated as of, 2018

Location: , Pennsylvania Tax Parcel No.:

NOTE TO RECORDER: THIS INSTRUMENT IS TO BE INDEXED AND/OR FILED AS BOTH A MORTGAGE AND AS A FINANCING STATEMENT FILED AS A FIXTURE FILING.

ATTENTION: FILING OFFICER--THIS INSTRUMENT COVERS GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN AND IS TO BE FILED FOR RECORD IN THE RECORDS WHERE MORTGAGES ON REAL PROPERTY ARE RECORDED. ADDITIONALLY, THIS INSTRUMENT SHOULD BE APPROPRIATELY INDEXED, NOT ONLY AS A MORTGAGE BUT ALSO AS A FIXTURE FILING AND FINANCING STATEMENT COVERING GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN. THE MAILING ADDRESSES OF MORTGAGOR AND MORTGAGEE ARE SET FORTH IN THIS INSTRUMENT.

THIS OPEN-END MORTGAGE SECURES FUTURE ADVANCES AND RE-ADVANCES  UP TO A MAXIMUM PRINCIPAL AMOUNT OF $50,000,000 AT ANY TIME OUTSTANDING PLUS ACCRUED INTEREST AND OTHER INDEBTEDNESS DESCRIBED IN 42 PA.C.S.A. §8143.

Recording requested by, and after recording, please return to: Norton Rose Fulbright US LLP

1301 Avenue of the Americas New York, New York 10019 Attn: Jarret S. Stephens, Esq.

Background Granting Clauses

Terms and Conditions

1.	Warranty4
2.	Requirements4
3.	Payment of Taxes and Other Impositions4
4.	Insurance5
5.	Damage or Destruction6
6.	Restrictions on Liens and Encumbrances6
7.	Maintenance of the Mortgaged Property6
8.	Condemnation/Eminent Domain7
9.	Further Assurances7
10.	Mortgagee’s Right to Perform7
11.	Remedies8
12.	Right of Mortgagee to Credit Sale9
13.	Appointment of Receiver9
14.	Extension, Release, etc10
15.	Security Agreement under Uniform Commercial Code; Fixture Filing10
16.	Assignment of Rents11
17.	Additional Rights11
18.	Notices12
19.	Modifications12
20.	Partial Invalidity12
21.	Mortgagor’s Waiver of Rights12
22.	Remedies Not Exclusive13
23.	Multiple Security13
24.	Successors and Assigns14
25.	No Waivers, etc15
26.	Governing Law, etc15
27.	Certain Definitions15
28.	Last Dollars Secured; Priority15

29.	Enforcement Expenses; Indemnification15
30.	Intentionally Omitted16
31.	Release of Liens16
32.	Revolving Credit16
33.	Lease Provisions16
34.	State Specific Provisions20

OPEN-END LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, FINANCING STATEMENT, FIXTURE FILING AND SECURITY AGREEMENT

THIS OPEN-END LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, FINANCING STATEMENT, FIXTURE FILING AND SECURITY     AGREEMENT,

dated  as  of  ,  2018  is  made  by [  ],  a   [  ]

(“Mortgagor”),   whose   address   isand   state   organizational

identification number is , to CAP 1 LLC (“Mortgagee”, which term shall be deemed to include   successors   and   assigns   as   Mortgagee   under   this   Mortgage),   whose   address is

 .   References  to  this  “Mortgage” shall  mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A. Mortgagor is the owner of a leasehold estate in the parcel(s) of real property described on Schedule A attached hereto (the “Land”), pursuant to the agreement described on Schedule B attached hereto (as the same may be amended, supplemented, restated, replaced, substituted or otherwise modified from time to time, the “Lease”) and owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Land (the “Improvements”; the Land and the Improvements being collectively referred to as the “Real Estate”).

B. Pursuant to the Credit Agreement, dated as of November  , 2018 (as the same   may be amended, supplemented, restated, replaced, substituted or otherwise modified from time to time, the “Credit Agreement”), among [SNOWTIME ACQUISITION SPV], a Missouri corporation (the “Borrower”), as borrower, SNOW TIME, INC., a Delaware corporation, as Subsidiary Guarantor, and Mortgagee, as lender, Mortgagee has agreed, among other things, to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein.

C. Borrower is a member of an affiliated group of companies that includes Mortgagor, and Mortgagor has derived or will derive substantial direct and indirect benefit from Mortgagee’s making of the extensions of credit under the Credit Agreement.

D. Mortgagor has executed and delivered this Mortgage pursuant to the requirements of the Credit Agreement in order to secure the Obligations (as hereinafter defined).

E. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Mortgage to “Secured Parties” shall mean the Mortgagee and any Affiliate of the Mortgagee to which the Obligations are owed (collectively, referred to herein as the “Credit Agreement Secured Parties”).  References in  this Mortgage to the “Default Rate” shall mean the interest rate applicable pursuant to Section 2.04(b) of the Credit Agreement.

Now, therefore, in consideration of the premises, Mortgagor hereby agrees as follows:

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities of the Borrower or Mortgagor or any Affiliate of the Borrower or Mortgagor which may arise under, out of, or in connection with this Mortgage, the Credit Agreement and any other Loan Documents (collectively, the “Credit Obligations”), in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Mortgagee) (collectively, the “Obligations”), MORTGAGOR HAS CONVEYED, GRANTED, BARGAINED, SOLD, ALIENATED, ENFEOFFED, RELEASED, ASSIGNED, TRANSFERRED, MORTGAGED, WARRANTED AND SET OVER AND BY THESE PRESENTS DOES HEREBY CONVEY, GRANT, BARGAIN, SELL, ALIEN, ENFEOFF, RELEASE, ASSIGN, TRANSFER, MORTGAGE, WARRANT AND SET OVER TO MORTGAGEE, AND GRANTS MORTGAGEE, FOR THE RATABLE BENEFIT OF THE SECURED PARTIES, WITH MORTGAGE COVENANTS, A LIEN ON AND SECURITY INTEREST IN:

(A) all right, title and interest Mortgagor now has or may hereafter acquire in and to the Land and the Improvements;

(B) all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof and all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, driveways, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all of the fixtures (as defined in the Uniform Commercial Code of the  State in which the Premises are located (the “Code”)), and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to the Real Estate, including  but without limiting the generality of the foregoing, all storm doors and windows, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, cleaning systems (including, but not limited to, window-cleaning apparatus), sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Improvements and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite that are being incorporated into the Improvements, and, in each such case, without any further Mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(G) all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all such insurance policies and all proceeds of such insurance policies (including, but not limited to, title insurance policies), including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth herein and in the Credit Agreement; and all awards and other compensation, including  the interest payable thereon and the right to collect and receive the same, made to Mortgagor with respect to the Real Estate or Equipment for the taking by  eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein, subject to the provisions relating to such awards and compensation generally set forth herein and the Credit Agreement;

(H)	to the extent assignable, all right, title and interest of Mortgagor in and to

(i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(I) all proceeds, both cash and noncash, of the foregoing subject to the provisions generally set forth herein and the Credit Agreement;

All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (I) are collectively referred to as the “Mortgaged Property.”

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted and conveyed unto Mortgagee, its successors and assigns forever, upon the trust and for the uses and purposes set forth herein,

This Mortgage covers present and future advances and re-advances, in the aggregate amount of the Obligations, made by the Secured Parties for the benefit of Mortgagor, and the lien of such future advances and re-advances shall relate back to the date of this Mortgage.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee and the Secured Parties as follows:

1. Warranty. Mortgagor represents and warrants that (a) it has the right to mortgage the Mortgaged Property; (b) the Lease is in full force and effect and Mortgagor is the holder of the lessee’s or tenant’s interest thereunder; (c) the Lease has not been amended, supplemented or otherwise  modified,  except  as  may  be  specifically described  in  Schedule  B  attached hereto;

(d) Mortgagor has paid all rents and other charges to the extent due and payable under the Lease (except to the extent Mortgagor is contesting in good faith by appropriate proceedings any such rents and other charges in accordance with and to the extent permitted by the terms of the relevant Lease or the Credit Agreement), is not in default beyond any applicable notice and cure periods under the Lease in any material respect, has received no notice of default from the lessor thereunder that remains uncured and knows of no material default by the    lessor thereunder; and

(e) the granting of this Mortgage does not violate the terms of the Lease nor is any consent of the lessor under the Lease required to be obtained in connection with the granting of this Mortgage unless such consent has been obtained.

2. Requirements. To the extent Mortgagor is otherwise obligated to comply with same, Mortgagor shall comply in all material respects with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property by Mortgagor, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

3. Payment of Taxes and Other Impositions. (a) Except as may be otherwise  provided in the Credit Agreement, and subject to Mortgagor’s right to contest same, prior to delinquency, Mortgagor shall pay and discharge all material taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against, and in each case which may become a lien on any of the Mortgaged Property, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) Mortgagor has set aside on its books adequate reserves with respect thereto in accordance with GAAP. Upon request by Mortgagee, Mortgagor shall deliver to Mortgagee evidence reasonably acceptable to Mortgagee showing the payment of any such Imposition.  If  by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b)     Subject to the terms of the Credit Agreement, nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, to pay any Imposition after the date such Imposition shall have become delinquent (unless Mortgagor is in compliance with clause (a) of this Section 3 in connection with such delinquency), and to add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on written demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

4. Insurance. (a) Mortgagor shall maintain, with financially sound and reputable companies, insurance policies (i) insuring the Real Estate against loss by fire, explosion, theft and such other casualties in such amounts as are usually insured against in the same general area by companies engaged in the same or substantially similar business or otherwise as may be reasonably satisfactory to Mortgagee, and (ii) insuring Mortgagor, Mortgagee and the other Secured Parties against liability for personal injury and property damage relating to such Real Estate, such policies to be in such form and amounts and having such coverage as are usually insured against in the same general area by companies engaged in the same or substantially similar business or otherwise as may be reasonably satisfactory to Mortgagee. All  such  insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days (ten (10) days for non- payment of premiums) after receipt by the Mortgagee of written notice thereof, (ii) name Mortgagee as an additional insured party or loss payee, and (iii) include deductibles consistent with past practice or consistent with industry practice or otherwise reasonably satisfactory to Mortgagee.

(b) Mortgagor promptly shall comply with and conform in all material respects to

(i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property.       Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(c) If Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Mortgagee, at its option upon five (5) days’ notice to Mortgagor, may effect such insurance from year to year at rates substantially similar to the rate at which Mortgagor had insured the Premises, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

(d) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance  policies then in force shall pass to the purchaser or grantee to the extent permitted under the applicable policies.

5. Damage or Destruction. If the Mortgaged Property, or any material part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds payable in connection with such destruction or damage shall be applied in such order as Mortgagee shall determine in its sole discretion.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage,  any lien or encumbrance as permitted by Section 6.02 of the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Real Estate nor create or suffer to exist any lien, charge or encumbrance on the Real Estate, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Maintenance of the Mortgaged Property. Mortgagor shall cause the Mortgaged Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Mortgagor shall not use, maintain or operate the Mortgaged Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. No improvements or equipment located at or on the Mortgaged Property shall be removed, demolished or materially altered without the prior written consent of Mortgagee (except for replacement of equipment in the ordinary course of Mortgagor’s business with items of the same utility and of equal or greater value and sales of obsolete equipment no longer needed for the operation of the Mortgaged Property), and Mortgagor shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to the Mortgaged Property.  Mortgagor shall not make any change in the use of  the Mortgaged Property that would materially increase the risk of fire or other hazard arising out of the operation of the Mortgaged Property, or do or permit to be done thereon anything that may in any way impair the value of the Mortgaged Property in any material respect or the Lien of the Mortgage or otherwise cause or reasonably be expected to result in a Material Adverse Effect. Mortgagor shall not install or permit to be installed on the Mortgaged Property any underground storage tank. Mortgagor shall not, without the prior written consent of Mortgagee, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Mortgaged Property, regardless of the depth thereof or the method of mining or extraction thereof.

8. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings. All amounts and proceeds payable in connection with any such condemnation shall be applied in  such order as Mortgagee shall determine in its sole discretion.

9. Further Assurances. To the extent permitted under applicable law, and to further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees, within fifteen (15) business days after demand of Mortgagee, to do any act or execute any additional documents (including, but not limited to, security agreements on any personality included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee by this Mortgage.

10. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor set forth in this Mortgage within the applicable notice and grace period, if any, provided for in the Credit Agreement, then Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee. To the extent that any such amounts or costs paid by Mortgagee shall constitute payment of (i) real estate  taxes  and  assessments,  (ii) premiums  on  insurance  policies  covering  the      Premises,

(iii) expenses incurred in upholding or enforcing the lien of this Mortgage, including, but not limited to, the expenses of any litigation to prosecute or defend the rights and lien created by this Mortgage or (iv) any amount, costs or charge to which Mortgagee becomes subrogated, upon payment, whether under recognized principles of law or equity, or under express statutory authority, then, and in each such event, such amounts or costs, together with interest thereon at the Default Rate, shall (x) be added to the Obligations, (y) be secured by this Mortgage and

(z) be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage.  No payment or advance  of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee. Upon the occurrence and during the continuance of any Event of Default or if Mortgagor fails to make any payment or to do any act as herein provided, Mortgagee may, but without any obligation to do so and without notice to or demand on Mortgagor and without releasing Mortgagor from any obligation hereunder, make or do the same in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof. Mortgagee is authorized to enter upon the Real Estate for such purposes and, upon the occurrence and during the continuance of any Event of Default, (i) appear in, defend, or bring any action or proceeding to protect its interest in the Real Estate, (ii) foreclose this Mortgage or (iii) collect the Obligations, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest at the Default Rate. All other costs and expenses incurred by Mortgagee in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any such action or proceeding (including reasonable attorneys’ fees to the extent permitted by law) shall bear interest at the Default   Rate,

for the period after notice from Mortgagee that such cost or expense was incurred to the date of payment to Mortgagee. All such other costs and expenses incurred by Mortgagee together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Obligations and be secured by this Mortgage and the other Loan Documents and shall be immediately due and payable upon demand by Mortgagee therefor.

11.	Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of judicial foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action under the Credit Agreement or any other Loan Document on behalf of the Secured Parties, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest  thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may enter into or upon the Real Estate, either personally or by its agents, nominees or attorneys, and dispossess Mortgagor and its agents and servants therefrom, without liability for trespass, damages or otherwise and exclude Mortgagor and its agents or servants wholly therefrom, and take possession of all books, records and accounts relating thereto and Mortgagor agrees to surrender possession of the Real Estate and of such books, records and accounts to Mortgagee upon demand, and thereupon Mortgagee may, subject to the terms of the Lease, (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Mortgaged Property and conduct the business thereat; (ii) complete any construction on the Real Estate in such manner and form as Mortgagee deems advisable, necessary or appropriate; (iii) make alterations, additions, renewals, replacements and improvements  to or on the Real Estate; (iv) exercise all rights and powers of Mortgagor with respect to the Mortgaged Property, whether in the name of Mortgagor or otherwise, including, without limitation, the right to make, cancel, enforce or modify Leases, obtain and evict tenants, and demand, sue for, collect and receive all Rents of the Real Estate and every part thereof; (v) require Mortgagor to vacate and surrender possession of the Real Estate to Mortgagee or to such receiver and, in default thereof, Mortgagor may be evicted by summary proceedings or otherwise; and (vi) apply the receipts from the Mortgaged Property to the payment of the Obligations, after deducting therefrom all expenses (including reasonable attorneys’ fees) incurred in connection with the aforesaid operations and all amounts necessary to pay the taxes, other charges, insurance and other expenses in connection with the Mortgaged Property, as well as just and reasonable compensation for the services of Mortgagee, its counsel, agents and employees.

(b) In case of Mortgagee’s sale or foreclosure sale, the Real Estate and the related personal property may be sold in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) Subject to the terms and provisions of the Credit Agreement and the requirements of applicable law, the proceeds or avails of foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under this Mortgage shall be applied in such order as Mortgagee shall determine in its sole discretion.

12. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, and documents evidencing expenditures secured hereby may  be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

13. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, provided Mortgagor hereby waives notice if and to the full extent any such requirement may be waived under applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations or the interest of Mortgagor therein and without regard for the solvency of Mortgagor, any guarantor, indemnitor with respect to the Obligations or of any person otherwise liable for the payment of the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver trustee, liquidator or conservator of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

14.	Extension, Release, etc.

(a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed, at any time at Mortgagee’s option, any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding. No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(b) If Mortgagee shall have the right to foreclose this Mortgage or to exercise its power of sale, Mortgagor authorizes Mortgagee at its option to foreclose the lien created by this Mortgage subject to the rights of any tenants of the Mortgaged Property.  The failure to make  any such tenants parties to or defendant in any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a  sale of the Mortgaged Property by Mortgagee, or to terminate such tenant’s rights in such sale will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien created by this Mortgage.

(c) Unless expressly provided otherwise, in the event that Mortgagee’s interest in this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid  lien on the Mortgaged Property for the amount secured hereby.

15.	Security Agreement under Uniform Commercial Code; Fixture Filing.

(a) It is the intention of the parties hereto that this Mortgage shall constitute a “security agreement” within the meaning of the Code. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option to treat all or any portion of the Mortgaged Property which is personal property as real property and proceed with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and  remedies with respect to the real property (in which event the default provisions of the Code  shall not apply).  If Mortgagee shall elect to proceed under the Code, then ten (10) days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses   of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, reasonable attorneys’ fees  and legal expenses.   At Mortgagee’s  request,

Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures (as that term is defined in the Code) on the Real Estate; (ii) this Mortgage shall constitute  a financing statement filed as a “fixture filing” within the meaning of Sections 9-334 and 9-502 of the Code covering the fixtures included within the Premises and is to be filed for record in the real estate records of each county where any part of the Premises (including said fixtures) is located; (iii) the real property to which the fixtures relate is described in Schedule A attached hereto; (iv) Mortgagor is the record owner of the Land; (v) the name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of Mortgagor set forth in the first paragraph on the first page of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of Mortgagee set forth in the first paragraph on the first page of this Mortgage; (vi) Mortgagor’s state organizational identification number is set forth in the first paragraph on the first page of this Mortgage; and (vii) the mailing addresses of Mortgagor and Mortgagee are as set forth in the first paragraph on the first page of this Mortgage.

16. Assignment of Rents. Mortgagor hereby assigns to Mortgagee the  Rents  as further security for the payment and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and  to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are paid and performed in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of Event of Default; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five (5) days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of the Mortgaged Property or of such part thereof as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment, Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof, may be evicted by summary proceedings or otherwise.

17. Additional Rights.  The holder of any subordinate lien or subordinate Mortgage  on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall Mortgagor consent to any holder of any subordinate lien or subordinate Mortgage joining any tenant under any Lease in any trustee’s sale or action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under  any Lease. By recordation of this Mortgage, all subordinate lienholders and the trustees and beneficiaries under subordinate deeds of trust are subject to and notified of this provision, and any action taken by any such lienholder or trustee or Mortgagee contrary to this provision shall be null and void.   Upon the occurrence of  any Event of  Default, Mortgagee  may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or  any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part  of the Obligations in such order and manner as Mortgagee may determine in its absolute discretion. Any such application shall not be construed to cure or waive any Event of Default or invalidate any act taken by Mortgagee on account of such Event of Default.

18. Notices. All notices, requests and demands to or upon the Mortgagee or the Mortgagor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement; provided that any such notice, request or demand to or upon Mortgagor shall be addressed to Mortgagor at its address set forth above.

19. Modifications. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

20. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding anything to the contrary contained in this Mortgage or in any provisions of any of the Loan Documents, the obligations of Mortgagor and of any other obligor under the any of the Loan Documents shall be subject to the limitation that Mortgagor shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by  Mortgagee.

21. Mortgagor’s Waiver of Rights. (a) Mortgagor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property during the continuation of an Event of Default and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of Mortgagor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of each constituent of Mortgagor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. Each constituent of Mortgagor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Mortgagor, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

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(b)   To the fullest extent permitted by law, Mortgagor waives the benefit of all laws   now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from   any

sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the fullest extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law and except as otherwise provided herein or in the other Loan Documents, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the foreclosure rights, power of sale or other rights hereby created.

22. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in  force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, deed of trust, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Subject to the terms and provisions of the Credit Agreement, every power or remedy given by any of the Loan Documents to Mortgagee or to which Mortgagee may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee as the case may be. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

23. Multiple Security. (a) If (i) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (ii) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the Mortgagee of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (iii) both the circumstances described in clauses (i) and (ii) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single trustee’s sale or foreclosure action all trustee’s sale or foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the court of, or sale conducted in, any county in which any of such collateral is located. Mortgagor acknowledges that  the  right  to  maintain  a  consolidated  trustee’s  sale  or  foreclosure  action  is  a   specific

inducement to Mortgagee to extend the indebtedness evidenced by the Credit Agreement or any other Loan Document, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have.

(b) Mortgagor agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral (or, in the case of a trustee’s sale, shall have met the statutory requirements therefor with respect to such collateral), then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any trustee’s sale or foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to sell the Mortgaged Property in a trustee’s  sale, to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee or the occurrence of any sale by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more trustee’s sales, foreclosure or other proceedings or obtain a judgment against (or, in the case of a trustee’s sale, to meet the statutory requirements for, any such sale of) any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis.

(c) It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single trustee’s sale or foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

24. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and successors and assigns thereof, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a Mortgagee of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in the sole discretion of Mortgagee such waiver is deemed advisable.  All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and successors and assigns thereof. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

25. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor.

26. Governing Law, etc. This Mortgage shall be governed by and construed and interpreted in accordance with the laws of the State in which the Premises are located, and applicable United States Federal Law, except that Mortgagor expressly acknowledges that by its terms the Credit Agreement shall be governed and construed in accordance with the laws of the State of New York, and for purposes of consistency, Mortgagor agrees that in any in personam proceeding related to this Mortgage the rights of the parties to this Mortgage shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that state.

27. Certain Definitions. Unless the context clearly indicates a contrary  intent  or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of Mortgagor’s interest in the Mortgaged  Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee  or any successor “collateral agent” under the Credit Agreement,” the word “person” shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

28. Last Dollars Secured; Priority. To the extent that this Mortgage secures only a portion of the indebtedness owing or which may become owing by Mortgagor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby.

29. Enforcement Expenses; Indemnification. (a) Mortgagor agrees to pay, or reimburse each Secured Party and the Mortgagee for, all its costs and expenses incurred in collecting against Mortgagor or otherwise enforcing or preserving any rights under this Mortgage, including, without limitation, the fees and disbursements of counsel to each Secured Party and of counsel to Mortgagee.

(b) Mortgagor agrees to pay, and to save Mortgagee and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Mortgaged Property or in connection with any of the transactions contemplated by this Mortgage.

(c) Mortgagor agrees to pay, and to save Mortgagee and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Mortgage to the extent the Borrower would be required to do so pursuant to the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable.

30.	Intentionally Omitted.

31. Release of Liens. (a) At such time as the Credit Obligations shall have been paid in full, this Mortgage and all obligations (other than those expressly stated to survive such termination) of the Mortgagee and Mortgagor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Mortgaged Property shall revert to the Mortgagor and the lien hereunder shall be released and terminate. At the request and sole expense of the Mortgagor following any such termination, the Mortgagee shall execute and deliver to the Mortgagor such documents as the Mortgagor shall reasonably request to evidence such release and termination.

(b)    If the Mortgaged Property shall be sold, transferred or otherwise disposed of by    the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and sole expense of Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Lien created hereby on the Mortgaged Property.

32. Revolving Credit. This Mortgage secures, among other obligations, a revolving line of credit pursuant to the terms and conditions of the Credit Agreement, under the terms of which funds may be advanced, paid back, and re-advanced. The sums advanced pursuant to and in accordance with the terms and conditions of the Credit Agreement after the effective date of this Mortgage shall have the same priority over liens, encumbrances, and other matters as if such advances had been made as of the effective date of this Mortgage.

33.	Lease Provisions.

(a) Mortgagor shall pay or cause to be paid all rent and other charges required under the Lease as and when the same are due and shall promptly and faithfully perform or cause to be performed all other material terms, obligations, covenants, conditions, agreements, indemnities, representations, warranties or liabilities of the lessee under the Lease. Mortgagor shall not (i) in any manner, voluntarily cancel, terminate or surrender, or voluntarily permit the cancellation, termination or surrender of, the Lease, in whole or in part, except as may be expressly permitted under the Credit Agreement, (ii) either orally or in writing, voluntarily modify, amend or   permit

any modification or amendment of any of the terms of the Lease in any respect which would result in a Material Adverse Effect without the prior written consent of Mortgagee, which  consent shall not be unreasonably withheld, or (iii) after the date hereof, and except as required under the Lease, voluntarily permit the subordination of the Lease to any mortgage or deed of trust, and any attempt to do any of the foregoing shall be null and void.

(b) Mortgagor shall do, or cause to be done, all things reasonably necessary to preserve and keep unimpaired all material rights of Mortgagor as lessee under the Lease, and to prevent any default by Mortgagor under the Lease, or any termination, surrender, cancellation, forfeiture, subordination or impairment thereof. Mortgagor does hereby authorize and  irrevocably appoint and constitute Mortgagee as its true and lawful attorney-in-fact, which appointment is coupled with an interest, in its name, place and stead, (i) to do and take, but without any obligation so to do, if Mortgagor fails to do so at least five (5) Business Days prior  to the expiration of any applicable cure period, any action which Mortgagee reasonably deems necessary or desirable to cure any default, or to prevent any imminent default, by Mortgagor under the Lease and (ii) to enter into and upon the Premises or any part thereof to such extent  and as often as Mortgagee, in its sole discretion, deems necessary or desirable in order to take any action permitted to be taken by Mortgagee pursuant to clause (i) (in each case, with respect  to all of the actions described in clauses (i) and (ii), after ten (10) days’ notice to Mortgagor, unless Mortgagor has itself taken the action(s) in questions within such ten (10) day period), to the end that the rights of Mortgagor in and to the leasehold estate created by the Lease shall be kept unimpaired and free from default. All sums so expended by Mortgagee, with  interest thereon at the Default Rate from the date of each such expenditure, shall be paid by Mortgagor to Mortgagee promptly upon demand by Mortgagee. Mortgagor shall, within five (5) Business  Days after written request by Mortgagee, execute and deliver to Mortgagee, or to any person designated by Mortgagee, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of Mortgagee pursuant to this paragraph.

(c) Mortgagor shall use commercially reasonable efforts to enforce the material obligations of the lessor under the Lease and shall promptly notify Mortgagee in writing of any material default by either the lessor or Mortgagor in the performance or observance of any of the terms, covenants and conditions contained in the Lease. Mortgagor shall deliver to Mortgagee, within ten (10) Business Days after receipt, a copy of any notice of default or noncompliance, demand or complaint made by the lessor under the Lease. If the lessor shall deliver  to  Mortgagee a copy of any notice of default given to Mortgagor, such notice shall constitute full authority and protection to Mortgagee for any actions taken or omitted to be taken in good faith by Mortgagee on such notice.

(d) If any action or proceeding shall be instituted to evict Mortgagor or to recover possession of the Mortgaged Property from Mortgagor or any part thereof or interest therein or any action or proceeding otherwise affecting the Lease or this Mortgage shall be instituted, then Mortgagor shall, immediately after receipt, deliver to Mortgagee a true and complete copy of each petition, summons, complaint, notice of motion, order to show cause and all other pleadings and papers, however designated, served in any such action or proceeding.

(e) Mortgagor covenants and agrees that the fee title to the Land and the leasehold estate created under the Lease shall not merge but shall always remain separate and distinct, notwithstanding the union of said estates either in Mortgagor or a third party by purchase or otherwise; and in case Mortgagor acquires the fee title or any other estate, title or interest in and to the Land, the lien of this Mortgage shall, without further conveyance, simultaneously with  such acquisition, be spread to cover and attach to such acquired estate and as so spread and attached shall be prior to the lien of any mortgage or deed of trust placed on the acquired estate after the date of this Mortgage.

(f) No release or forbearance of any of Mortgagor’s obligations under the Lease, pursuant to the Lease or otherwise, shall release Mortgagor from any of its obligations under this Mortgage, including its obligations to pay rent and to perform all of the terms, provisions, covenants, conditions and agreements of the lessee under the Lease.

(g) Upon the occurrence and during the continuance of any Event of Default, all  rights of consent and approval, and all elections of Mortgagor as lessee under the Lease, together with the right to terminate or to modify the Lease, which have been assigned for collateral purposes to Mortgagee, shall automatically vest exclusively in and be exercisable solely by Mortgagee.

(h) Mortgagor will give Mortgagee prompt written notice of the commencement of any arbitration or appraisal proceeding under and pursuant to the provisions of the Lease involving amounts in excess of $100,000 on a present value basis. Automatically upon the occurrence of an Event of Default and for so long as it shall be continuing, Mortgagee shall have, subject to the terms of the Lease, the sole authority to conduct any such proceeding and Mortgagor hereby irrevocably appoints and constitutes Mortgagee as its true and lawful attorney- in-fact, which appointment is coupled with an interest, in its name, place and stead, to exercise,  at the expense of Mortgagor, all right, title and interest of Mortgagor in connection with such proceeding, including the right to appoint arbitrators and to conduct arbitration proceedings on behalf of Mortgagor, following and during the continuance of an Event of Default. Nothing contained herein shall obligate Mortgagee to participate in such proceeding.

(i) During the occurrence and continuation of an Event of Default, Mortgagor shall, within ten (10) days after written demand from Mortgagee, deliver to Mortgagee proof of payment of all items that are required to be paid by Mortgagor under the Lease, including, without limitation, rent, taxes, operating expenses and other charges.

(j) The lien of this Mortgage shall attach to all of Mortgagor’s rights and remedies at any time arising under or pursuant to Section 365(h) of the Bankruptcy Code, 11 U.S.C. § 365(h), as the same may hereafter be amended (the “Bankruptcy Code”), including, without limitation, all of Mortgagor’s rights to remain in possession of the Land. Except as may be expressly permitted under the Credit Agreement, Mortgagor shall not, without Mortgagee’s prior written consent, elect to treat the Lease as terminated under Section 365(h)(1)(A)(i) of the Bankruptcy Code.  Any such election made without Mortgagee’s consent shall be void.

(i) Mortgagee shall have the right, if an Event of Default shall have occurred and be continuing or if Mortgagor fails to do so at least five (5) Business Days prior to the last day on which the Mortgagor has the right to do so, to proceed in its own name or in the name of Mortgagor in respect of any claim, suit, action or proceeding relating to  the rejection of the Lease by the lessor or any other party, including, without limitation, the right to file and prosecute under the Bankruptcy Code, without joining or the joinder of Mortgagor, any proofs of claim, complaints, motions, applications, notices and other documents. Any amounts received by Mortgagee as damages arising out of the rejection of the Lease as aforesaid shall be applied first to all costs and expenses of Mortgagee (including, without limitation, attorneys’ fees) incurred in connection with the exercise of any of its rights or remedies under this paragraph and thereafter in accordance with Section 12 of this Mortgage. Mortgagor acknowledges that the assignment of all claims and rights to the payment of damages from the rejection of the Lease made under the granting clauses of this Mortgage constitutes a present irreversible and unconditional assignment and Mortgagor shall, at the request of Mortgagee, promptly make, execute, acknowledge and deliver, in form and substance satisfactory to Mortgagee, a UCC Financing Statement (Form UCC-1) and all such additional instruments, agreements and other documents, as may at any time hereafter be required by Mortgagee to carry out such assignment.

(ii) If pursuant to Section 365(h)(1)(B) of the Bankruptcy Code, Mortgagor shall seek to offset against the rent reserved in the Lease the amount of any damages caused by the nonperformance by the lessor or any other party of any of their respective obligations under such Lease after the rejection by the lessor or such other party of such Lease under the Bankruptcy Code, then Mortgagor shall, if a Default or Event of Default shall have occurred and be continuing, prior to effecting such offset, notify Mortgagee of its intent to do so, setting forth the amount proposed to be so offset and the basis therefor. In such event, Mortgagee shall have the right to object to all or any part of such offset that, in the reasonable judgment of Mortgagee, would constitute a breach of such Lease, and in the event of such objection, Mortgagor shall not effect any offset of the amounts found objectionable by Mortgagee.  Neither Mortgagee’s failure to object as aforesaid  nor any objection relating to such offset shall constitute an approval of any such offset by Mortgagee.

(iii) Mortgagor shall, after obtaining knowledge thereof, promptly notify Mortgagee of any filing by or against the lessor or other party with an interest in the Premises of a petition under the Bankruptcy Code. Mortgagor shall promptly deliver to Mortgagee, following receipt, copies of any and all notices, summonses, pleadings, applications and other documents received by Mortgagor in connection with any such petition and any proceedings relating thereto.

(iv) If there shall be filed by or against Mortgagor a petition under the Bankruptcy Code and Mortgagor, as lessee under the Lease, shall determine to reject the Lease pursuant to Section 365(a) of the Bankruptcy Code, then Mortgagor shall give Mortgagee not less than twenty (20) days’ prior notice of the date on which Mortgagor shall apply to the Bankruptcy Court for authority to reject the Lease.

(k) Mortgagor shall request and use commercially reasonable efforts to furnish to Mortgagee, from time to time upon receipt of reasonable notice from Mortgagee, in form and substance reasonably satisfactory to Mortgagee, an estoppel certificate from the lessor under the Lease with respect to such Lease.

(l) If the Lease shall be terminated prior to the natural expiration of its term due to an act or omission of Mortgagor which constitutes a default or an event of default under this Deed  of Trust or the Lease, and if, pursuant to any provision of the Lease or otherwise, Mortgagee or its designee shall acquire from the lessor under such Lease a new lease of the Premises or any part thereof, Mortgagor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

(m) Notwithstanding anything to the contrary set forth herein, to the extent that any covenant or other obligation of Mortgagor contained herein shall be expressly imposed upon the lessor under a Lease pursuant to the provisions thereof, Mortgagor shall not be deemed to be in default of such obligation or covenant with respect to such portion of the Premises as is covered by such Lease, provided that Mortgagor shall be using commercially reasonable efforts  to enforce such obligations of such lessor in accordance with the terms of the Lease

34.	State Specific Provisions.

(a) Conflicts. To the extent of any inconsistency between this Section and the other provisions of this Mortgage, the terms and provisions of this Section shall govern and control.

(b) Future Advances. (i) It is understood and agreed that this Mortgage  covers present and future advances, in the aggregate secured hereby, made by Mortgagee to or for the benefit of Mortgagor pursuant to the Loan Documents and that the lien of such future advances shall relate back to the date of this Mortgage.

(ii) This Mortgage shall constitute an “Open-End Mortgage” as such term is defined in 42 Pa.C.S. §8143(f), and shall secure future advances and shall have lien priority in accordance with the provisions of 42 Pa.C.S. §§8143 and 8144. Notwithstanding the foregoing, to the maximum extent permitted by law, Mortgagor hereby unconditionally and irrevocably waives its right to submit a notice to Mortgagee under 42 Pa.C.S. §8143(c). In addition to the other remedies available hereunder and under the other Loan Documents, any advances made after receipt of any such notice, whether or not made pursuant to 42 Pa. C.S. §8143 and/or §8144, shall be secured hereby and shall relate back to the date when this Mortgage was left for recording with the recorder of deeds. In the event any person or entity shall submit a notice to Mortgagee under 42 Pa.C.S. §8143(b), in addition to the other remedies available hereunder and under the other Loan Documents, Mortgagor shall have the lien or encumbrance which is the subject of such notice removed of record in accordance with this Mortgage; and any advances made by Mortgagee after receipt of any such notice whether or not made under 42 Pa.C.S. §8143(b) shall be deemed to be obligatory advances made under, shall be secured hereby, and shall relate back to the date when this Mortgage was left for  recording with the recorder of deeds. By placing or accepting any such lien or encumbrance against any or all of the Mortgaged Property, the holder thereof shall be deemed to have agreed to the maximum extent permitted by law that its lien or encumbrance shall be subject and subordinate in lien priority to this Mortgage and to any subsequent advances made under the Loan Documents, to all accrued and unpaid interest and to all other sums secured hereby.

(iii) The amount of principal indebtedness that may be secured by this Mortgage may increase or decrease from time to time. The maximum amount  of  principal indebtedness outstanding at any one time shall not exceed $50,000,000, exclusive of accrued and unpaid interest and unpaid balances of advances and other extensions of credit secured by this Mortgage made for the payment of taxes, assessments, maintenance charges, insurance premiums and costs incurred for the protection of the Mortgaged Property within the meaning of 42 Pa. C.S.A. § 8143(f), and expenses incurred by the Mortgagee by reason of the default by the Mortgagor under the Mortgage and other costs and advances to the fullest extent permitted by the terms of 42 Pa. C.S.A. § 8144.

[Signature page follows]

IN WITNESS WHEREOF this Mortgage has been duly executed by Mortgagor as of the date first above written.

ATTEST By:	MORTGAGOR: [SNOW TIME, INC.], a Delaware corporation By: Name: Title:

CERTIFICATION OF MORTGAGEE’S ADDRESS

The undersigned certifies that the residence of the lender is:

Authorized agent of the Mortgagee:

STATE OF   COUNTY OF

Onthis

)

: ss.:

)

dayof

intheyear2018beforeme,

 ,  a  Notary Public  of  said  State,  duly commissioned  and sworn, personally appeared , personally known to me (or proved to me on the basis of satisfactory evidence ) to be the person who executed the within instrument as on behalf of the corporation therein and acknowledged    to me that such corporation executed the same.

In Witness Whereof, I have hereunto set my hand and affixed by official seal the day and year in this certificate first above written.

Notary Public

[Notarial Stamp]

My commission Expires:

Schedule A

Description of Land

Schedule B

Lease

Schedule 3.15 - Insurance

Coverage	Insurance Company	Term	Premium	Deductible	Limits
Workers Compensation/Auto	Affinity Insurance Ltd.	07/01/18 - 07/01/19	$ 374,711	$ -	$1 Million
General Liability/Excess	Wells Fargo/Nova Casualty	11/01/18 - 11/01/19	$ 193,667	$ 50,000	$20 Million
Property	Wells Fargo/AIX	04/01/18 - 04/01/19	$ 276,999	$ 25,000	Scheduled Values
Digital Risk	Wells Fargo/Chubb/ACE	11/01/18 - 11/01/19	$ 16,512	$ 25,000	$5 Million
Fiduciary/Err. & Om./Crime	Travelers	10/01/18 - 10/01/19	$ 8,584	$ 5,000	$2 Million
Volunteer Medical	AIG	12/01/17 - 12/01/18	$ 7,480	$ 500	$250,000
			$ 877,953		

Note 1: Volunteer medical policy is renewing 12/01/18 for a renewal premium of $8,005.

Employment Practices Liability	NO COVERAGE
Directors & Officers	NO COVERAGE
Use of Drones	NO COVERAGE
Terrorism Coverage	DECLINED COVERAGE

       Schedule 4.01(h)(iii)

Liberty (NCS-919454-1):	$20,135,000
Roundtop (NCS-919454-2):	$14,180,000
Whitetail (NCS-919454-3):	$15,685,000

Schedule 5.09

Borrower and each Subsidiary Guarantor shall maintain its existence separate and distinct from any other person, including by each taking the following actions:

1.

Except in conjunction with the marketing of ski passes (including the “Peak Pass”), conducting business and acting solely in its own corporate name and not that of any other person, including any Affiliate;

2.	Observing all corporate formalities required hereby and the certificate of incorporation;

3.	Except as to the Disbursement Account (as defined in and permitted under the Intercreditor Agreement), maintaining its own bank accounts, separate from those of any other person;

4.	Maintaining accurate books and records separate from any other person;

5.	Maintaining accurate financial statements separate from any other person;

6.	Except as to deposits into the Disbursement Account (as defined in and permitted under the Intercreditor Agreement), not commingling its assets with those of any other person;

7.	Paying its own liabilities out of its own funds;

8.	Allocating fairly and reasonably any overhead for any shared office space;

9.	Paying the salaries of its own employees, if any, and maintaining a sufficient number of employees in light of its contemplated business operations;
10.	Conducting all transactions and maintaining relationships with all Affiliates on an arm's length basis and on commercially reasonable terms;
11.	Except in conjunction with the marketing of ski passes (including the “Peak Pass”), using its own stationery, invoices and checks separate from those of any Affiliate;
12.	Except in conjunction with the marketing of ski passes (including the “Peak Pass”), holding itself out as a separate entity and correcting any known misunderstanding regarding its separate identity;

13.	Not identifying itself as a department or division of any other entity;

14.	Except with respect to Borrower’s ownership of the Subsidiary Guarantors, not acquiring obligations or securities of its shareholders;
15.	Not guaranteeing or becoming obligated for the debts of any other entity or holding out its credit as being available to satisfy the obligations of others;

16.	Not pledging its assets for the benefit of any other entity or making any loans or advance to any entity except as provided in this Agreement;
17.

Not listing its assets on the financial statements of any other person; provided that the Loan Parties’ assets may be included in a consolidated financial statement of its Affiliates that are not Loan Parties so long as (i) appropriate notations shall be made on such consolidated financial statements to indicate the separateness of the Loan Parties from their Affiliates that are not Loan Parties and to indicate that the Loan Parties’ assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other person and (ii) such assets shall be listed on the Loan Parties’ own separate balance sheets;

[Signature Page to Credit Agreement]